UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

Knoll, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

1)	Amount previously paid:

2)	Form, Schedule or Registration Statement No:

3)	Filing party:

4)	Date Filed:

March 25, 2008

Dear Stockholder:

We cordially invite you to attend our 2008 Annual Meeting of Stockholders to be held at 9:00 a.m. (local time) on Wednesday, April 30, 2008 at our offices located at 76 Ninth Avenue, 11th Floor, New York, New York 10011. The attached notice of Annual Meeting and proxy statement describe the business we will conduct at the meeting and provide information about Knoll, Inc. that you should consider when you vote your shares.

When you have finished reading the proxy statement, please promptly vote your shares by marking, signing, dating and returning the proxy card in the enclosed prepaid envelope. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend.

Thank you for your cooperation.

Sincerely,

Andrew B. Cogan Chief Executive Officer

KNOLL, INC.

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Knoll, Inc.:

TIME: 9:00 a.m. (local time)

DATE: Wednesday, April 30, 2008

PLACE: Knoll, Inc., 76 Ninth Avenue, 11th Floor, New York, New York 10011

PURPOSES:

1. To elect three (3) directors for a term ending at the 2011 Annual Meeting of Stockholders, or thereafter in each case when their respective successors are duly elected and qualified.

2. To ratify the audit committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

3. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

WHO MAY VOTE:

You are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof if you were the record owner of Knoll, Inc. common stock at the close of business on March 17, 2008. A list of stockholders of record will be available at the meeting and during regular business hours for the 10 days prior to the meeting at our offices at 76 Ninth Avenue, 11th Floor, New York, New York 10011. A stockholder may examine the list for any legally valid purpose related to the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Michael A. Pollner

Vice President, General Counsel and Secretary

March 25, 2008

Important Notice Regarding the Availability of Proxy Materials for the

Stockholders Meeting to Be Held on April 30, 2008

The proxy statement and annual report to stockholders are available at www.edocumentview.com/KNL

KNOLL, INC.

1235 WATER STREET

EAST GREENVILLE, PENNSYLVANIA 18041

215-679-7991

PROXY STATEMENT FOR THE KNOLL, INC.

2008 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Why Did You Send Me this Proxy Statement?

We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at our 2008 Annual Meeting of Stockholders and any adjournments of the meeting. This proxy statement summarizes the information you need to know to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares. Instead, you may vote your shares by marking, signing, dating and returning the enclosed proxy card. If you hold your shares through a broker you may also be able to vote your shares either via the Internet or by telephone.

On or about March 25, 2008, we began sending this proxy statement, the attached notice of annual meeting and the enclosed proxy card to all stockholders entitled to notice of, and to vote at, the Annual Meeting. Only stockholders who owned our common stock at the close of business on March 17, 2008, the record date, are entitled to vote at the Annual Meeting. On the record date, there were 49,155,389 shares of our common stock outstanding, including 47,880,618 shares of stock entitled to vote and 1,274,771 shares of restricted stock that are not entitled to vote. Our common stock is our only class of voting stock. We are also sending along with this proxy statement our 2007 annual report, which includes our financial statements for the fiscal year ended December 31, 2007.

What Will I Be Voting On?

You will be voting on:

1.	The election of three directors to serve for a term ending at our 2011 Annual Meeting of Stockholders, or thereafter in each case when their respective successors are duly elected and qualified;

2.	The ratification of the audit committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008; and

3.	Any other business properly presented at the annual meeting.

How Many Votes Do I Have?

Each share of our common stock that you own entitles you to one vote.

How Do I Vote?

You may vote by signing and mailing your proxy card. If you properly fill in your proxy card and send it to us in time, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxyholder will vote your shares as recommended by our board of directors. Proxy cards must be received prior to the time of the vote in order for the shares represented by the proxy card to be voted. If you hold your shares through a broker or financial institution, you should contact your broker or financial institution to determine how you may vote your shares.

If you attend the Annual Meeting, you may also submit your vote in person, and any previous votes that you submitted will be superseded by the vote that you cast at the Annual Meeting.

If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on March 17, 2008, the record date for voting. The Annual Meeting will be held at 9:00 a.m. (local time) on Wednesday, April 30, 2008 at our offices at 76 Ninth Avenue, 11th Floor, New York, New York 10011. When you arrive at the venue, signs will direct you to the appropriate meeting rooms. You need not attend the Annual Meeting in order to vote.

May I Revoke My Proxy?

If you give us your proxy, you may revoke it at any time before it is voted at the meeting. You may revoke your proxy in any one of the following ways:

•	You may send in another proxy with a later date;

•	You may notify our Secretary in writing before the Annual Meeting that you have revoked your proxy; or

•	You may vote in person at the Annual Meeting.

How Does our Board of Directors Recommend That I Vote on the Proposals?

Our board of directors recommends that you vote as follows:

•

“FOR” the election of the three nominees for director for a term ending at the 2011 Annual Meeting of Stockholders, or thereafter in each case when their respective successors are elected and qualified;

•	“FOR” ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2008.

If any other matter is presented, your proxyholder will vote your shares in accordance with his or her best judgment. At the time this proxy statement was printed, we knew of no matters that needed to be acted on at the Annual Meeting, other than those discussed in this proxy statement.

What Constitutes a Quorum for the Meeting?

The presence, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding and entitled to vote is necessary to constitute a quorum at the meeting. Votes of stockholders of record who are present at the meeting, in person or by proxy, abstentions and broker non-votes are counted for purposes of determining whether a quorum exists.

What Vote is Required to Approve Each Proposal?

Proposal 1: Election of Directors	The three nominees for director who receive the most votes (also known as a “plurality” of the votes) will be elected.

Proposal 2: Ratify Appointment of Independent Registered Public Accounting Firm	The affirmative vote of a majority of the shares present at the meeting, in person or by proxy, and entitled to vote on the proposal is required to ratify the selection of independent registered public accounting firm.

What is the Effect of Broker Non-Votes and Abstentions?

•

Broker Non-Votes: Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares. Your brokerage firm, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. The election of directors and the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm should be treated as routine matters. Broker non-votes will not count as votes against on any matter at the annual meeting.

•

Abstentions: Because abstentions are treated as shares present or represented and entitled to vote at the Annual Meeting, abstentions with respect to Proposal 2 will have the same effect as votes against the proposal. However, abstentions will have no effect on the outcome of the vote to elect directors.

Is Voting Confidential?

We will seek to keep all the proxies, ballots and voting tabulations private. We only let inspectors of election examine these documents. We will not disclose your vote to management or others unless it is necessary to meet legal requirements. We will, however, forward to management any written comments you make on the proxy card or elsewhere.

What Are the Costs of Soliciting these Proxies?

We will pay all of the costs of soliciting these proxies. Solicitation of proxies will be made principally through the mails, but our officers and employees may also solicit proxies in person or by telephone, fax or email. We will pay these employees and officers no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to the beneficial owners of the common stock and to obtain authority to execute proxies. Upon request, we will then reimburse them for their reasonable expenses.

Householding of Annual Disclosure Documents

In December 2000, the Securities and Exchange Commission (the “SEC”) adopted a rule concerning the delivery of annual disclosure documents. The rule allows us or your broker to send a single set of our annual report and proxy statement to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Each stockholder will continue to receive a separate proxy card or voting instruction card.

If your household received a single set of our annual disclosure documents this year, but you would prefer to receive your own copy, please contact us by writing to Knoll, Inc., c/o Corporate Secretary, 1235 Water Street, East Greenville, Pennsylvania 18041, or calling our Investor Relations department at 215-679-7991 and we will promptly send you a copy of our annual disclosure documents.

If you do not wish to participate in “householding” and would like to receive your own set of our annual disclosure documents in future years, follow the instructions described below. Conversely, if you share an address with another of our stockholders and together both of you would like to receive only a single set of our annual disclosure documents, follow these instructions:

•

If your shares are registered in your own name, please contact us by writing to Knoll, Inc., c/o Corporate Secretary, 1235 Water Street, East Greenville, Pennsylvania 18041, or calling our Investor Relations department at 215-679-7991, and inform us accordingly.

•	If a broker or other nominee holds your shares, please contact the broker or other nominee directly and inform them of your request.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of February 29, 2008, for (a) the executive officers named in the Summary Compensation Table on page 26 of this proxy statement, (b) each of our directors and director nominees, (c) all of our current directors and executive officers as a group, and (d) each stockholder known by us to own beneficially more than 5% of our outstanding common stock. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, subject to community property laws, based on information provided to us by these stockholders. Percentage of ownership is based on 49,155,389 shares of common stock outstanding on February 29, 2008, including 47,880,618 shares of stock entitled to vote and 1,274,771 shares of restricted stock that are not entitled to vote.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Number		Percent (1)
Stockholders owning approximately 5% or more:
Columbia Wanger Asset Management, L.P. (2)	5,670,000		11.5
Directors and Executive Officers:
Burton B. Staniar (3)	391,294		*
Andrew B. Cogan (4)	811,981	(5)	1.6
Kathleen G. Bradley (6)	214,073		*
Stephen A. Grover (7)	234,415		*
Arthur C. Graves (8)	160,157		*
Barry L. McCabe (9)	141,595		*
Jeffrey A. Harris (10)(11)	69,250	(12)	*
Sidney Lapidus (10)(11)	68,750		*
Kewsong Lee (10)(11)	6,250		*
John F. Maypole (11)(13)(14)	33,750		*
Anthony P. Terracciano (11)(13)(14)**	25,350		*
Stephen F. Fisher (11)(14)(15)	17,500		*
Sarah E. Nash (11)(14)(16)	16,250		*
All directors and executive officers as a group (17 persons) (17)	2,283,272		4.5

*	Represents beneficial ownership of less than one percent of our outstanding common stock.
**	Mr. Terracciano resigned from our board of directors effective March 17, 2008.
(1)	Percentages are calculated pursuant to Rule 13d-3 under the Exchange Act. Percentage calculations assume, for each person and group, that all shares that may be acquired by such person or group pursuant to options currently exercisable or that become exercisable within 60 days following February 29, 2008, or shares of restricted stock which will become vested within 60 days following February 29, 2008, are outstanding for the purpose of computing the percentage of common stock owned by such person or group. However, those unissued shares of common stock described above are not deemed to be outstanding for calculating the percentage of common stock owned by any other person or group.
(2)	Columbia Wanger Asset Management, L.P. filed a Schedule 13G/A with the SEC on January 28, 2008, indicating that as of December 31, 2007, (a) it has sole voting power and sole dispositive power over all of these shares, and (b) the shares reported include shares held by Columbia Acorn Trust, which held 10.28% of the shares of Knoll as of December 31, 2007. The address of Columbia Wanger Asset Management, L.P. is 227 West Monroe Street, Suite 3000, Chicago, IL 60606.
(3)	Includes 300,000 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of February 29, 2008. Excludes 40,000 shares of restricted common stock held by Mr. Staniar, which shares are subject to forfeiture if Mr. Staniar ceases to be an employee prior to December 13, 2010, subject to earlier pro rata vesting if we meet certain operating targets or Mr. Staniar is terminated on account of death, disability or termination by us without cause.

(4)	Includes 490,732 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of February 29, 2008. Excludes 160,000 shares of restricted common stock held by Mr. Cogan, which shares are subject to forfeiture if Mr. Cogan ceases to be an employee prior to December 13, 2010, subject to earlier pro rata vesting if we meet certain operating targets or Mr. Cogan is terminated on account of death, disability or termination by us without cause. Also excludes 83,148 shares of restricted common stock held by Mr. Cogan that vest annually in equal one–third increments on the first, second and third anniversary of the grant date (October 22, 2007), which shares are subject to forfeiture if Mr. Cogan ceases to be an employee, subject to earlier pro rata vesting if Mr. Cogan is terminated on account of death, disability or termination by us without cause.
(5)	In February 2007, Mr. Cogan entered into two prepaid variable forward sale contracts with different maturities and terms that cover 225,000 shares of common stock represented in this column. These shares are pledged to the counter-party to the prepaid variable forward sale contracts to secure Mr. Cogan’s obligations under those contracts.
(6)	Excludes 160,000 shares of restricted common stock held by Ms. Bradley, which shares are subject to forfeiture if Ms. Bradley ceases to be an employee prior to December 13, 2010, subject to earlier pro rata vesting if we meet certain operating targets or Ms. Bradley is terminated on account of death, disability or termination by us without cause.
(7)	Includes 184,440 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of February 29, 2008. Excludes 72,000 shares of restricted common stock held by Mr. Grover, which shares are subject to forfeiture if Mr. Grover ceases to be an employee prior to December 13, 2010, subject to earlier pro rata vesting if we meet certain operating targets or Mr. Grover is terminated on account of death, disability or termination by us without cause. Also excludes 16,352 shares of restricted common stock held by Mr. Grover that vest annually in equal one–third increments on the first, second and third anniversary of the grant date (October 22, 2007), which shares are subject to forfeiture if Mr. Grover ceases to be an employee, subject to earlier pro rata vesting if Mr. Grover is terminated on account of death, disability or termination by us without cause.
(8)	Includes 110,182 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of February 29, 2008. Excludes 72,000 shares of restricted common stock held by Mr. Graves, which shares are subject to forfeiture if Mr. Graves ceases to be an employee prior to December 13, 2010, subject to earlier pro rata vesting if we meet certain operating targets or Mr. Graves is terminated on account of death, disability or termination by us without cause. Also excludes 16,352 shares of restricted common stock held by Mr. Graves that vest annually in equal one–third increments on the first, second and third anniversary of the grant date (October 22, 2007), which shares are subject to forfeiture if Mr. Graves ceases to be an employee, subject to earlier pro rata vesting if Mr. Graves is terminated on account of death, disability or termination by us without cause.
(9)	Includes 44,072 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of February 29, 2008. Excludes 56,000 shares of restricted common stock held by Mr. McCabe, which shares are subject to forfeiture if Mr. McCabe ceases to be an employee prior to December 13, 2010, subject to earlier pro rata vesting if we meet certain operating targets or Mr. McCabe is terminated on account of death, disability or termination by us without cause. Also excludes 24,944 shares of restricted common stock held by Mr. McCabe that vest annually in equal one–third increments on the first, second and third anniversary of the grant date (October 22, 2007), which shares are subject to forfeiture if Mr. McCabe ceases to be an employee, subject to earlier pro rata vesting if Mr. McCabe is terminated on account of death, disability or termination by us without cause.
(10)	Includes 6,250 shares of common stock issuable upon the exercise of options held by each of Messrs. Harris, Lapidus and Lee that are currently exercisable or exercisable within 60 days of February 29, 2008. Excludes options to purchase 18,750 shares of common stock held by each of Messrs. Harris, Lapidus and Lee, which will not vest within 60 days after February 29, 2008.
(11)	Excludes 3,731 shares of restricted common stock held by each non-employee director that vest annually in equal one–third increments on the first, second and third anniversary of the grant date (February 11, 2008), which shares are subject to forfeiture if such non-employee director ceases to be a director, subject to earlier pro rata vesting if the directorship is terminated on account of death or disability.

(12)	Includes 10,000 shares owned by the Jamie & Jeffrey Harris Family Foundation, of which Mr. Harris is a Trustee.
(13)	Includes 18,750 shares of common stock for each of Mr. Maypole and Mr. Terracciano issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of February 29, 2008.
(14)	Excludes options to purchase 6,250, 6,250, 12,500, and 18,750 shares of common stock held by Messrs. Maypole, Terracciano and Fisher and Ms. Nash, respectively, which will not vest within 60 days after February 29, 2008.
(15)	Includes 12,500 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of February 29, 2008.
(16)	Includes 6,250 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of February 29, 2008.
(17)	Includes 1,269,055 shares of common stock issuable to all directors and executive officers as a group upon the exercise of options that are currently exercisable or exercisable within 60 days of February 29, 2008. Excludes 837,913 shares of restricted common stock held by all directors and executive officers as a group. Excludes options to purchase 185,943 shares of common stock held by all directors and executive officers as a group which will not vest within 60 days after February 29, 2008.

PROPOSAL 1—ELECTION OF DIRECTORS

Our board of directors currently consists of nine members, classified into three classes as follows: Andrew B. Cogan, Kewsong Lee, Stephen F. Fisher and Sarah E. Nash constitute a class with a term that expires at the 2008 Annual Meeting, or thereafter in each case when their respective successors are duly elected and qualified (the “Class I directors”); Burton B. Staniar and Sidney Lapidus constitute a class with a term that expires at the 2009 Annual Meeting, or thereafter in each case when their respective successors are duly elected and qualified (the “Class II directors”); and Kathleen G. Bradley, Jeffrey A. Harris and John F. Maypole constitute a class with a term that expires at the 2010 Annual Meeting, or thereafter in each case when their respective successors are duly elected and qualified (the “Class III directors”). At each Annual Meeting of Stockholders, directors are elected for a term ending at the third Annual Meeting of Stockholders after such election, or thereafter in each case when their respective successors are duly elected and qualified.

On January 24, 2008, our nominating and corporate governance committee recommended Messrs. Cogan and Fisher and Ms. Nash for reelection after due consideration of their qualifications and service experience on our board of directors. On February 4, 2008, based, in part, on the recommendation of our nominating and corporate governance committee, our board of directors voted to nominate Messrs. Cogan and Fisher and Ms. Nash for reelection at the 2008 Annual Meeting of Stockholders to serve for a term ending at the 2011 Annual Meeting of Stockholders, or thereafter in each case when their respective successors are duly elected and qualified.

Anthony P. Terracciano resigned from our board of directors effective on March 17, 2008. Immediately following Mr. Terracciano’s resignation, our board of directors approved a reduction in the size of our board of directors from ten to nine members. Our board of directors also approved an additional reduction in its size from nine to eight members, effective immediately following the 2008 Annual Meeting of Stockholders. Mr. Lee will retire from the board upon the end of his term at the Annual Meeting of Stockholders on April 30, 2008.

Unless authority to vote for any of these nominees is withheld, the shares represented by the enclosed proxy will be voted FOR the election of the director nominees. In the event that a nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the board of directors may recommend in his place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

The election of directors will be determined by a plurality vote and the three nominees receiving the most votes will be elected.

THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF ANDREW B. COGAN, STEPHEN F. FISHER AND SARAH E. NASH AS DIRECTORS, AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

Board of Directors

Set forth below are the names of the persons nominated as directors and directors whose terms do not expire this year, their ages as of February 29, 2008, their offices within the company, if any, their principal occupations or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships.

Name	Age	Position
Burton B. Staniar	66	Chairman of the Board
Andrew B. Cogan	45	Chief Executive Officer, Knoll, Inc., and Director
Kathleen G. Bradley	58	President and Chief Executive Officer, Knoll North America, and Director
Jeffrey A. Harris	52	Director
Sidney Lapidus	70	Director
John F. Maypole	68	Director
Stephen F. Fisher	55	Director
Sarah E. Nash	54	Director

Burton B. Staniar has served as Chairman of the Board of Knoll, Inc. since his appointment in December 1993. Mr. Staniar served as our Chief Executive Officer from December 1993 to January 1997. Prior to that time, Mr. Staniar held a number of assignments at Westinghouse Electric Corporation, including President of Group W Cable and Chairman and Chief Executive Officer of Westinghouse Broadcasting. Mr. Staniar is also a director of Journal Register Company.

Andrew B. Cogan has served as a director of Knoll, Inc. since February 1996 and assumed the role of Chief Executive Officer of Knoll, Inc. in April 2001 after serving as Chief Operating Officer since December 1999. Mr. Cogan has held several positions in the design and marketing group worldwide since joining us in 1989, including Executive Vice President—Marketing and Product Development and Senior Vice President. Mr. Cogan is also a director of the Chinati Foundation in Marfa, Texas.

Kathleen G. Bradley has served as a director of Knoll, Inc. since November 1999 and assumed the role of President and Chief Executive Officer, Knoll North America, in April 2001. She was named as our President in December 1999, after serving as Executive Vice President—Sales, Distribution and Customer Service from August 1998 until December 1999, Senior Vice President from 1996 until August 1998 and Divisional Vice President for Knoll’s southeast division from 1988 until 1996. Prior to that time, Ms. Bradley was regional manager for our Atlanta region, a position to which she was promoted in 1983. She began her career with Knoll in 1979. Ms. Bradley intends to retire from her position as President and Chief Executive Officer, Knoll North America, effective May 23, 2008. However, Ms. Bradley has indicated that she wishes to remain a director, subject to the approval of the board of directors which is required pursuant to our Policy on Change in Director’s Professional Status. Our Policy on Change in Director’s Professional Status is available in the corporate governance portion of our website at www.knoll.com.

Jeffrey A. Harris has served as a director of Knoll, Inc. since February 1996. Mr. Harris is a Managing Director of Warburg Pincus LLC, a private equity investment firm, where he has been employed since 1983. His responsibilities include involvement in investments in energy, technology and other industries. Mr. Harris is a director of Bill Barrett Corporation, ElectroMagnetic GeoServices ASA, Nuance Communications and several private companies.

Sidney Lapidus has served as a director of Knoll, Inc. since February 1996. Mr. Lapidus is a Retired Partner of Warburg Pincus LLC, a private equity investment firm, where he was employed from 1967 to 2007. Mr. Lapidus is a director of Lennar Corporation, The Neiman Marcus Group, Inc., as well as a number of non-profit organizations.

John F. Maypole has served as a director of Knoll, Inc. since December 2004. Mr. Maypole has, for over 20 years, served as an independent consultant to various corporations and providers of financial services. Mr. Maypole is also a director of MassMutual Financial Group and National Captioning Institute, Inc.

Stephen F. Fisher has served as a director since December 2005. Mr. Fisher is the Executive Vice President and Chief Financial Officer of Entercom Communications Corp., a radio broadcasting company, a position he has held since November 1998.

Sarah E. Nash has served as a director of Knoll, Inc. since September 2006. In August 2005, Ms. Nash retired as a Vice Chairman of J.P. Morgan Chase & Co.’s Investment Bank where she was responsible for the firm’s client relationships. Prior to these responsibilities, she was the Regional Executive and Co-Head of Investment Banking for North America at J.P. Morgan Co. Ms. Nash serves on the Board of Directors of Merrimack Pharmaceuticals, Inc., a biotechnology company. She is a Trustee for Washington & Lee University, New York-Presbyterian Hospital, The New York Historical Society and The New York Restoration Project. Ms. Nash is also on the Business Leadership Council of CUNY.

Corporate Governance Guidelines

Our board of directors has adopted Corporate Governance Guidelines that provide the framework for the governance of the company. Our Corporate Governance Guidelines are available on our website at www.knoll.com and will also be made available to stockholders without charge, upon request, in writing to our Corporate Secretary at Knoll, Inc., 1235 Water Street, East Greenville, Pennsylvania 18041. The information contained on our website is not included as part of, or incorporated by reference into, this proxy statement.

Code of Ethics

Our board of directors has adopted a Code of Ethics that applies to all of our directors, officers and employees, including our chief executive officer and chief financial and accounting officers. The Code of Ethics is publicly available on our website at www.knoll.com and will also be made available without charge to any person upon request in writing to our Corporate Secretary at Knoll, Inc., 1235 Water Street, East Greenville, Pennsylvania 18041. We intend to disclose amendments to, or waivers from, provisions of the code of ethics that apply to any director or principal executive, financial or accounting officers on our website at www.knoll.com, in lieu of disclosing such matters in Current Reports on Form 8-K.

Director Independence

In accordance with our Corporate Governance Guidelines, our board of directors has reviewed the qualifications of each of its members and, on February 4, 2008, affirmatively determined that Messrs. Maypole, Terracciano (who subsequently resigned from the board on March 17, 2008), Fisher, Harris, Lapidus, and Lee and Ms. Nash, a majority of the members of our board of directors, are independent. Independent directors will continue to represent a majority of our directors after the departure of Mr. Lee at the conclusion of our Annual Meeting of Stockholders on April 30, 2008. The independence standards of the New York Stock Exchange are composed of objective standards and subjective standards. Under the objective standards, a director will generally not be deemed independent if he or she receives compensation (other than as a director) in excess of certain thresholds or if certain described relationships exist. Under the subjective standards, a director will not be independent if the board of directors determines that the director has a material relationship with us. In addition to our board of directors determining these directors meet the objective standards under the listing standards of the New York Stock Exchange, our board of directors has determined that none of these individuals has a material relationship with the company (directly or as a partner, shareholder, or officer of an organization that has a relationship with the company) other than as a director. In making this determination, the board of directors considered relationships of some of the directors with entities that had significant share ownership in the company and the fact that some of the directors serve on boards of companies, or are (or recently were) associated with companies or entities, to which we sold products, or from which we purchased products or services during the year. Given the size and nature of these transactions, we concluded that they would not interfere with the exercise of independent judgment by these board members. The board of directors relied on both information provided by the directors and information developed internally by the company in evaluating these facts.

Cranbrook Educational Community

In connection with its director independence determination, the board of directors reviewed our relationship with the Cranbrook Educational Community. In 2007, we pledged to make charitable contributions to the Cranbrook Educational Community totaling $1.0 million over a period of seven years, partially in recognition of the fact that our founder, Florence Knoll, attended Cranbrook in the 1930s. Jeffrey A. Harris, a member of our board of directors, is a member of the Board of Trustees of the Cranbrook Educational Community. Additionally, in February 2008, we contributed $50,000 to establish the Kass Bradley Scholarship in Design for the Cranbrook Academy of Art in honor of our retiring President and CEO, Knoll North America, Kathleen (Kass) G. Bradley. In connection with our annual independence review, our board of directors reviewed these relationships and determined that they were not material to the company and that they do not affect the independence of Mr. Harris.

Board Meetings and Committees

During the year ended December 31, 2007, there were six meetings of our board of directors. During 2007, no director attended fewer than 75% of the total number of meetings of the board and of committees of the board on which he or she served, except Mr. Lee, who attended 50% of our board of directors meetings in 2007. Currently, we do not have a formal policy regarding director attendance at our Annual Meetings of Stockholders. However, it is expected that absent compelling circumstances, our directors will be in attendance at our 2008 Annual Meeting of Stockholders. Nine out of our ten directors attended our 2007 Annual Meeting of Stockholders.

In accordance with our Corporate Governance Guidelines, our non-management directors, who also constitute our independent directors, meet periodically without any management directors or employees present, as required by the New York Stock Exchange Listing requirements and in accordance with our Corporate Governance Guidelines.

Our board of directors maintains an audit committee, a compensation committee, and a nominating and corporate governance committee. Each of these committees operates pursuant to a written charter, which are publicly available on our website at www.knoll.com and will also be made available to stockholders without charge, upon request in writing to our Corporate Secretary at Knoll, Inc., 1235 Water Street, East Greenville, Pennsylvania 18041.

Audit Committee. Our audit committee met seven times during 2007. This committee currently has three members, Messrs. Fisher and Maypole and Ms. Nash. Ms. Nash was appointed to the audit committee on March 14, 2008. Anthony P. Terracciano served as a member of the audit committee for all of 2007 and subsequently resigned on March 17, 2008. Our board of directors has determined that Mr. Maypole, the Chairman of the audit committee, is an “audit committee financial expert,” as the SEC has defined that term in Item 401 of Regulation S-K. The composition of our audit committee meets the currently applicable independence requirements of the New York Stock Exchange and SEC rules and regulations. Our audit committee (i) assists our board in monitoring the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s qualifications and independence, and the performance of our internal audit function and independent registered public accounting firm; (ii) assumes direct responsibility for the appointment, compensation, retention and oversight of the work of any independent registered public accounting firm engaged for the purpose of performing any audit, review or attest services and for dealing directly with any such accounting firm; (iii) provides a medium for consideration of matters relating to any audit issues; and (iv) prepares the audit committee report that the SEC rules require be included in our annual proxy statement or annual report on Form 10-K. The audit committee reviews and evaluates, at least annually, its performance and the performance of its members, including compliance with its charter. Please see the report of the audit committee set forth elsewhere in this proxy statement.

Compensation Committee. Our compensation committee met five times during 2007. This committee currently has three members, Messrs. Harris and Lapidus and Ms. Nash. Mr. Harris serves as Chairman of the committee. Our compensation committee reviews and recommends policy relating to compensation and benefits of our officers and employees, including reviewing and approving corporate goals and objectives relevant to compensation of the chief executive officer and other senior officers, evaluating the performance of these officers in light of those goals and objectives and setting compensation of these officers based on such evaluations. Our chief executive officer generally makes recommendations to the Compensation Committee regarding executive compensation matters. In February 2007, our board of directors designated our compensation committee to serve as the administrative committee under our stock incentive plans. In that role, our compensation committee will determine which individuals will receive awards under our stock incentive plans, the types of such awards, the terms and conditions of such awards and, subject to our stock option grant policy, the time at which such awards will be granted. The compensation committee reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance of the compensation committee with its charter.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee met three times during 2007. This committee currently has two members, Messrs. Harris and Fisher. Mr. Fisher currently serves as Chairman of our nominating and corporate governance committee. Anthony P. Terracciano served as a member of the nominating and corporate governance committee for all of 2007 and subsequently resigned on March 17, 2008. The nominating and corporate governance committee oversees and assists our board of directors in identifying, reviewing and recommending nominees for election as directors; evaluates our board of directors and our management; develops, reviews and recommends corporate governance guidelines and a corporate code of business conduct and ethics; and generally advises our board of directors on corporate governance and related matters. The nominating and corporate governance committee reviews and evaluates, at least annually, its performance and the performance of its members, including compliance with its charter.

The nominating and corporate governance committee may consider director candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. For all potential candidates, the committee may consider all factors it deems relevant, such as a candidate’s personal integrity and sound judgment, business and professional skills and experience, independence, knowledge of the industry in which we operate, past service on the board of directors, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need on the board of directors and concern for the long-term interests of the stockholders.

In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to nominate a candidate to be considered for election as a director at the 2009 Annual Meeting of Stockholders, it must follow the procedures described in “Stockholder Proposals and Nominations for Director” set forth elsewhere in this proxy statement. If a stockholder wishes simply to propose a candidate for consideration as a nominee by the nominating and corporate governance committee, it should submit any pertinent information regarding the candidate to the nominating and corporate governance committee by mail to Knoll, Inc., c/o Corporate Secretary, 1235 Water Street, East Greenville, Pennsylvania 18041.

Compensation Committee Interlocks and Insider Participation

No person who served as a member of our compensation committee during fiscal year 2007 was a current or former officer or employee of ours or, except as described in “Transactions with Related Persons,” engaged in transactions with us required to be disclosed by SEC regulations during fiscal year 2007. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or compensation committee.

Communications with Directors

In accordance with our Corporate Governance Guidelines, interested persons may send communications to the board, to any committee of the board or to any individual members of the board (including non-management directors) by sending a letter to the following address: Knoll, Inc., c/o Corporate Secretary, 1235 Water Street, East Greenville, Pennsylvania 18041. In addition, our board of directors has adopted “Whistleblower Procedures” setting forth procedures to enable the receipt and investigation of accounting, legal or retaliatory claims. The Whistleblower Procedures are publicly available in the Corporate Governance portion of our website at www.knoll.com.

Compensation of Directors

Our Corporate Governance Guidelines provide that the form and amount of compensation provided to our directors shall be determined by the board of directors with the assistance of the compensation committee. The board of directors and compensation committee periodically review our director compensation programs to ensure that they remain competitive. In making this review, the board of directors and compensation committee considers our size, industry characteristics, location, the practices at comparable companies in the same region, and such other factors as the compensation committee deems relevant. Effective October 1, 2007, our board of directors adopted the Knoll, Inc. Non-Employee Director Compensation Plan. Under this Plan, our compensation package for non-employee directors currently consists of:

•	an annual fee of $50,000, payable in quarterly installments of $12,500;

•	a fee of $2,500 for each board meeting attended (including participation by telephone);

•	a $10,000 annual fee for chair of the audit committee, payable in quarterly installments of $2,500;

•	an annual grant of restricted shares on the third trading day after the public release of annual financial results with a fair market value of $50,000 at the time of the grant; and

•	reimbursement for expenses incurred in the performance of their duties as directors.

All or a portion of annual fees and meeting fees may, at the election of the non-employee director, be paid in the form of shares of our common stock. The number of shares issuable pursuant to such an election is equal to the value of the fee forgone divided by the fair market value of the common stock on the payment date. Prior to the adoption of the Knoll, Inc. Non-Employee Director Compensation Plan our non-employee directors received an annual fee of $25,000, a fee of $2,500 for each board meeting attended, a grant of 25,000 stock options upon joining the board of directors, and reimbursement for expenses incurred in the performance of their duties as directors.

The table below sets forth information concerning the compensation we paid to our non-employee directors and our chairman during 2007 for service on our board of directors. Each of the directors listed below served for the entire year.

Director Compensation Table—2007

Name	Fees Earned or Paid in Cash ($)		Option Awards ($)(1)		Stock Awards $(1)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	Total ($)
Burton B. Staniar (2)	—		—		200,000	(3)	2,934	202,934
Jeffrey A. Harris	46,250	(4)	91,402	(5)	—		—	137,652
Sidney Lapidus	46,250	(6)	91,402	(5)	—		—	137,652
Kewsong Lee	38,750	(7)	91,402	(5)	—		—	130,152
John F. Maypole	56,250	(8)	15,463	(9)	—		—	71,713
Anthony P. Terracciano	43,750	(10)	15,463	(9)	—		—	59,213
Stephen F. Fisher	46,250	(11)	29,518	(12)	—		—	75,768
Sarah E. Nash	46,250	(13)	72,953	(14)	—		—	119,203

(1)	Amounts shown do not reflect the compensation actually received by the director. Instead, amounts shown in this column represent the compensation costs we recognized as an expense in 2007 for financial accounting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions, in connection with outstanding equity awards. The fair values of these awards and the amounts expensed in 2007 were determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (FAS 123R). The assumptions used in determining the grant date fair values of these awards are set forth in Notes 2 and 16 to our consolidated financial statements, which are included in our annual report on Form 10-K for the year ended December 31, 2007, filed with the SEC on February 29, 2008. The restricted stock and stock option awards to which the expenses in this column relate are described in the footnotes below.
(2)	Mr. Staniar serves as our chairman pursuant to an amended and restated employment agreement dated January 1, 2006. In accordance with his employment agreement, Mr. Staniar receives an annual salary of $200,000. Mr. Staniar does not receive any additional compensation for his service on our board of directors.
(3)	On December 14, 2004, Mr. Staniar was granted 80,000 restricted shares which cliff vest on December 13, 2010, if he is still employed with us at such time. The restricted shares can vest earlier upon the achievement of certain operating profit targets. The operating profit targets are as follows: (i) $100.0 million, (ii) $115.0 million, (iii) $130.0 million, (iv) $145.0 million, (v) $160.0 million, and (vi) $175.0 million. One-sixth of the amount of the original award vests upon the achievement of each target. As of February 11, 2008, the first three targets were achieved and one-half of the restricted shares granted on December 13, 2004 vested.
(4)	Mr. Harris received $31,250 as annual compensation for serving on our board of directors and $15,000 for attending six board of director meetings in 2007.
(5)	On February 12, 2007, each of these directors was granted stock options to purchase 25,000 shares of our common stock at an exercise price of $23.47 per share. These stock options vest equally over the four-year period following the grant date (February 12, 2007), but may vest earlier upon a change-in-control. As of December 31, 2007, none of these stock options were vested.
(6)	Mr. Lapidus received $31,250 as annual compensation for serving on our board of directors and $15,000 for attending six board of director meetings in 2007.
(7)	Mr. Lee received $31,250 as annual compensation for serving on our board of directors and $7,500 for attending three board of director meetings in 2007.

(8)	Mr. Maypole received $31,250 as annual compensation for serving on our board of directors and $10,000 for serving as chairman of our audit committee. Mr. Maypole also received $15,000 for attending six board of directors meetings in 2007.
(9)	On December 17, 2004, we granted Mr. Maypole and Mr. Terracciano each with stock options to purchase 25,000 shares of our common stock at an exercise price of $17.80 per share. These stock options vest equally over the four-year period following the grant date (December 17, 2004), but may vest earlier upon a change-in-control. As of December 31, 2007, 18,750 of these stock options were vested and 6,250 were unvested.
(10)	Mr. Terracciano received $31,250 as annual compensation for serving on our board of directors and $12,500 for attending five board of directors meetings in 2007. Mr. Terracciano resigned from our board of directors, effective March 17, 2008.
(11)	Mr. Fisher received $31,250 as annual compensation for serving on our board of directors and $15,000 for attending six board of directors meetings in 2007.
(12)	On December 6, 2005, we granted Mr. Fisher stock options to purchase 25,000 shares of our common stock at an exercise price of $18.01 per share. These stock options vest equally over the four-year period following the grant date (December 6, 2005), but may vest earlier upon a change-in-control. As of December 31, 2007, 12,500 of these stock options were vested and 12,500 were unvested.
(13)	Ms. Nash received $31,250 as annual compensation for serving on our board of directors and $15,000 for attending six board of directors meeting in 2007.
(14)	On September 27, 2006, we granted Ms. Nash stock options to purchase 25,000 shares of our common stock at an exercise price of $20.04 per share. These stock options vest equally over the four-year period following the grant date (September 27, 2006), but may vest earlier upon a change-in-control. As of December 31, 2007, 6,250 of these stock options were vested and 18,750 were unvested.

EXECUTIVE OFFICERS

Set forth below are the names of our executive officers, who are not also directors, their ages as of February 29, 2008, their offices within the company, their principal occupations or employment for the past five years and the names of other public companies in which such persons hold directorships.

Name	Age	Position
Lynn M. Utter	45	President and Chief Operating Officer, Knoll North America
Arthur C. Graves	61	Executive Vice President—Sales and Distribution
Stephen A. Grover	55	Executive Vice President—Operations
Benjamin A. Pardo	46	Senior Vice President—Director of Design
Barry L. McCabe	61	Executive Vice President and Chief Financial Officer
Michael A. Pollner	35	Vice President, General Counsel and Secretary
Marcia A. Thompson	51	Vice President—Human Resources
David L. Schutte	43	Senior Vice President and Chief Marketing Officer

Lynn M. Utter was named our new President and Chief Operating Officer, Knoll North America, effective March 3, 2008. Prior to joining us, Ms. Utter served from 2003 to 2008 as the Chief Strategy Officer at Coors Brewing Company, a business unit of Molson Coors Brewing Company. Prior to that, she held the title of Group Vice President, Operations, and various other operational titles during her tenure with Coors, which began in 1997. Prior to her employment by Coors, Ms. Utter was employed as the Vice President, Sales of Frito-Lay Company. Ms. Utter also is currently a Director of WESCO International, Inc.

Arthur C. Graves was promoted to Executive Vice President—Sales and Distribution on January 1, 2008 after serving as our Senior Vice President—Sales and Distribution since October 1999. Mr. Graves began his career with us in 1989 and has held several senior sales management positions with us since that time. Prior to joining us, Mr. Graves was employed by Herman Miller from 1979 to 1989, where he held several sales and management positions. Mr. Graves’ career in the contract office furniture industry has spanned more than 25 years.

Stephen A. Grover was promoted to Executive Vice President—Operations on January 1, 2008 after serving as our Senior Vice President—Operations since May 1999. Mr. Grover is responsible for our Purchasing, Logistics, Product Development and Manufacturing teams. Prior to joining us, Mr. Grover was the Global Manufacturing Manager for General Electric’s Magnetic Resonance Imaging business. Over his 19-year career at General Electric, he also worked across the plastics business and medical systems business in progressively larger roles.

Benjamin A. Pardo was appointed as our Senior Vice President—Director of Design in September 2005. Prior to joining us, Mr. Pardo was President of Unifor, Inc., where he had been employed since 1988.

Barry L. McCabe was promoted to Executive Vice President on January 1, 2008 after serving as our Senior Vice President and Chief Financial Officer since May 2002. Mr. McCabe served as our Senior Vice President, Treasurer and Controller from January 2000 until May 2002 and served as our Vice President, Treasurer and Controller from January 1995 until January 2000. Prior to joining us in August 1990, Mr. McCabe worked with a number of Westinghouse business units during his 16 year career at Westinghouse.

Michael A. Pollner became our Vice President, General Counsel and Secretary on March 1, 2007, after serving as our Assistant General Counsel since September 1, 2005. Prior to joining us, Mr. Pollner was a lawyer with the Philadelphia-based law firm, Blank Rome LLP, which he joined in February 2004. From September 1999 to February 2004, Mr. Pollner was a member of the business law department at Cohen & Grigsby, P.C. in Pittsburgh, Pennsylvania.

Marcia A. Thompson was promoted to Vice President—Human Resources in January 2005. She was named Director of Human Resources in April 2003, after serving as Human Resources Manager from 1993 until April 2003. Ms. Thompson’s career in human resources has spanned 20 years.

David L. Schutte became our Senior Vice President and Chief Marketing Officer on January 1, 2007. Mr. Schutte began his career with us in 1990 and served until 1995 in several roles including Director of Marketing for KnollStudio® and KnollExtra®. Subsequently, Mr. Schutte held several senior positions in the contract office furniture industry including Vice President of Marketing for Maharam and Vice President of A&D Sales for Herman Miller. Mr. Schutte rejoined us in May 2004 as Vice President and General Manager of KnollTextiles™, a position he held until January 1, 2007.

EXECUTIVE COMPENSATION

Compensation Discussion And Analysis

Overview

This Compensation Discussion and Analysis addresses the compensation paid or awarded to our five executive officers listed in the Summary Compensation Table below. These executive officers are referred to in this proxy statement as our “named executive officers”. Our compensation policies discussed below generally apply equally to all of our executive officers, but for purposes of this compensation discussion and analysis references to “executive officers” or “officers” refer to our named executive officers, unless the context indicates otherwise.

Our executive compensation programs are generally designed to:

•	provide competitive compensation packages that will attract and retain superior talent;

•	motivate our executive officers to achieve desired company and individual performance and to appropriately reward that performance; and

•	align the interests of our executive officers with the long-term interests of our stockholders, primarily through equity awards.

We believe that motivating and rewarding exceptional performance is the overriding principle of our executive compensation programs.

Our executive compensation programs are comprised of: (i) base salary; (ii) annual non-equity incentive bonuses, which are discretionary, but based primarily on the achievement of individual and company objectives and performance; and (iii) long-term incentive compensation in the form of periodic equity awards. In addition to our annual discretionary non-equity incentive bonuses, we sometimes grant additional cash bonuses that relate to exceptional efforts or accomplishments, rather than pre-determined individual or company financial or business metrics.

The following table sets forth the primary objectives addressed by each component of our executive compensation programs.

Type of Compensation	Objectives Addressed
Base Salary	Competitive Compensation

Annual Non-Equity Incentive Bonus	Competitive Compensation; Motivation; Reward

Long-Term Incentive Compensation (Stock Options and Restricted Shares)	Retention; Reward; Alignment of Interests with Stockholders

Our named executive officers are also provided severance and change-in-control protections, which can be triggered in a number of scenarios, and also may participate in our standard pension and retirement plans on the same basis as our associates generally. Our named executive officers are not generally provided with any material perquisites, and the compensation amounts reflected in the tables that follow this compensation discussion and analysis do not reflect the payment or provision of any perquisites.

Process

Our compensation committee generally meets at least three times a year formally and on more occasions as needed. Members of our compensation committee also discuss compensation matters with our chief executive officer and among themselves informally throughout the year in an effort to both (i) monitor the appropriateness of our executive compensation packages on an on-going basis and (ii) prepare for the formal compensation committee meetings and the definitive compensation decisions that are made at those meetings.

At formal compensation committee meetings, our chief executive officer presents the compensation committee with his recommendations regarding compensation for the named executive officers, including recommendations as to (i) base salaries and non-equity incentive award targets for the upcoming year and (ii) the actual payouts under the annual non-equity incentive awards granted to the named executive officers for the previous year.

In connection with these recommendations, the compensation committee is provided with information on the executive officers’ existing compensation arrangements and compensation history, if requested. The committee is also provided (and considers) our actual financial performance during the previous year, both in relation to the performance targets set in the previous year and in relation to the industry as a whole. Other factors, including the executive officer’s individual performance and any extraordinary efforts or hurdles faced by the executive officer in the previous year, are also considered.

We generally do not establish compensation levels based on formal benchmarking to competitors. However, the compensation committee and the full board of directors is usually provided with compensation and other performance information of our primary publicly held competitors, including Herman Miller, Inc., Steelcase, Inc. and HNI Corporation. We use this information to make subjective determinations as to whether our compensation packages are competitive and reasonable.

After reviewing the chief executive officer’s recommendations and the other relevant information, the compensation committee determines the compensation packages for each of the named executive officers (other than our chief executive officer), including annual non-equity incentive target awards for the named executive officers for the upcoming fiscal year. In accordance with our compensation committee charter, the compensation committee makes a recommendation to our full board of directors with respect to the compensation arrangements for our chief executive officer. Our board of directors then evaluates those recommendations and any other information it deems appropriate and determines the compensation package for our chief executive officer.

Our chief executive officer may also periodically recommend to the compensation committee that certain executive officers receive equity grants (typically restricted stock or stock options). We do not have a policy of standard or periodic equity grants to executive officers. These grants are typically based on the executive officers’ then-outstanding equity and the responsibilities that such executive officer has managed in the past or is expected to manage in the future.

Base Salary

The compensation committee reviews base salary levels for executive officers on an annual basis. Currently, our only named executive officers with formal written employment agreements are our Chief Executive Officer, Mr. Cogan, and our President and Chief Executive Officer, Knoll North America, Ms. Bradley. In determining salaries, we take into consideration individual experience and past performance of the executive officer. We also consider the base salaries of executive officers at the peer companies discussed above. However, this information is used only as a point of reference to ensure that base salary for the executive officer is reasonably competitive.

We attempt to set base salaries at levels that are competitive in the industry and in relation to the particular job function of the executive officer. The annual base salary provides a base level of compensation for services rendered during the year and is intended to reward the executive officer for the day-to-day complexities and difficulties of his/her job. We believe this provides the executive with a fair level of compensation, but also enables our annual discretionary incentive bonuses and equity grants to have a significant motivating impact on the executive officers.

Annual Non-Equity Incentive Bonuses

We award non-equity incentive bonuses on an annual basis. Our annual incentive bonuses are primarily intended to motivate our executive officers to exceed our performance objectives for the year. The compensation committee, with the input of the chief executive officer, establishes specific performance goals related specifically to that officer’s areas of responsibility and to the company’s overall financial performance. Typically, these bonuses are based on us obtaining a certain level of operating profit for the year (based on our financial plan for the year) and additional financial metrics that are tied to the specific position of the executive officer. For instance, the annual award for our Executive Vice President—Operations will typically also tie to gross margin and other factory performance metrics. These performance goals can change from year to year as circumstances and business conditions change. The target payouts on these awards are generally between 100% to 125% of the executive officer’s base salary and, therefore, provide an opportunity for the executive officer to significantly increase his/her annual cash compensation by delivering strong performance and assisting the company in meeting its financial targets.

The compensation committee determines the amount of each executive’s actual non-equity incentive payment based on our ability to meet the company financial targets set at the time the award is granted and an assessment of the officer’s progress toward achieving the individual established goals and any other criteria determined to be appropriate by the compensation committee, including the ability of the executive officer to react to real-time challenges that arise in the course of the year. As explained above, in accordance with our compensation committee charter, the compensation committee makes a recommendation to the board of directors with respect to the annual incentive payments for the chief executive officer, and the board of directors makes the final determination of such amounts.

We have significant flexibility to increase or decrease the amounts paid under the non-equity incentive awards, regardless of whether the various targets are achieved. The decision to increase or decrease an actual payout under the award is generally based on a variety of factors we deem appropriate, including, without limitation, our overall performance for the year, the individual executive’s performance, the business environment existing during the year and any extraordinary obstacles that may have arisen during the course of the year. As evident from some of the payouts approved for 2006 and 2007, the executive officers can be significantly rewarded when the company and individual performance measures are exceeded.

By structuring these annual incentive bonuses in a way that permits us to exercise discretion and permits us to consider individual performance metrics related specifically to the role of the executive officer, as well as overall company performance (typically operating profit), we enable our executive officers to have a more direct impact on the ultimate payout under their individual annual incentive bonuses. Although their individual performance impacts the overall company performance metric, the satisfaction of that company metric is dependent on the performance of many other parts of the company and can also be impacted by general economic factors outside of anyone’s control. In the event overall company performance falls short of the desired target in any given year, we can adjust the payout downward under the award for some executive officers, and at the same time reward other executive officers who met or exceeded their individual performance targets for the year, as we determine to be equitable.

In addition to discretionary increases under the non-equity incentive awards, the compensation committee may, and has in the past, granted additional special bonuses that relate more to extraordinary and exceptional efforts or accomplishments of one or more executive officers than to pre-determined company or individual financial performance metrics. For example, in connection with our two secondary public offerings in 2006, we paid special bonuses to Mr. Cogan and Mr. McCabe as a way of recognizing and rewarding that accomplishment and their extraordinary efforts in furtherance of that accomplishment. These amounts are disclosed in the “bonus” column of the Summary Compensation Table below.

The financial targets used in our annual non-equity incentive compensation programs generally relate to our annual financial plan that is submitted to and approved by our board of directors. For example, the operating profit projections contained in our 2007 financial plan were also used as the operating profit targets we incorporated into our 2007 non-equity incentive awards. Accordingly, these awards are intended to motivate and drive our officers to achieve (and exceed) those financial plan targets.

For 2007, the non-equity incentive awards were tied primarily to our operating profits and we believe they had the desired effect of helping to drive strong operating performance. We were able to increase our operating efficiencies and grow our gross margins to 34.6% and operating margins to 13.5% in 2007. We were also able to moderately grow our revenues more than the industry in what was a more difficult economic environment. These achievements, among others, enabled us to exceed our operating profit target of $135.2 million in 2007.

Given the size of these awards, we believe our executives are significantly motivated to meet and exceed our targeted financial metrics. In many cases our executive officers can double their cash compensation by delivering strong performance during the year. We believe this potential increase in annual cash compensation keeps our executive officers highly motivated and, when performance targets are met and exceeded, appropriately rewarded for their hard work and exceptional performance in what are very demanding jobs.

Long-term Incentive Compensation—Equity Grants

We believe that our executive officers should have significant equity interests, and have designed our compensation programs accordingly. Long-term incentive compensation, in the form of restricted shares and stock options, is a key component of our executive compensation program and serves a retention, motivation and reward function. Equity awards also align the interests of our executive officers with those of our stockholders and reward our executive officers by allowing them to share in any appreciation in the value of our common stock. They are designed to reward a longer performance horizon than our annual non-equity incentive bonuses, typically three to six years.

Stock Options and Stock Option Grant Policy. On February 6, 2007, we adopted a stock option grant policy. Prior to the adoption of this policy, we did not have a formal policy governing our stock option grants. The stock option grant policy provides that all stock option grants will be approved at a meeting (including telephonic meetings) and not by written consent. Under this policy, stock options will only be granted on a quarterly basis and the effective date of each grant will be the third trading day after our next public announcement of quarterly or annual financial results following the date the compensation committee meets to consider such grants. The exercise price of stock options will be the closing price of our common stock on the New York Stock Exchange as of the effective date of each grant. Restricted stock awards are not expressly covered by the terms of the stock option grant policy, but we generally intend to treat the grant of restricted stock awards in a similar manner.

Our stock option grants typically vest over a four or five year period following the date of grant, but vesting is accelerated upon a change-in-control of the company. Outstanding stock options are generally forfeited when an officer ceases to be employed by the company. However, depending on the reasons for the separation of employment (i.e., death, disability, or cause), our option grants have historically permitted grantees to hold options that were vested at the time of the separation for up to one year. Unvested stock options are forfeited immediately upon separation of employment.

Restricted Shares. We periodically grant restricted shares to our executive officers and other key employees. Our restricted share grants have typically vested in one tranche on the fifth or sixth anniversary of the date of grant, at which point the restrictions on the shares lapse and the vested shares may be sold by the grantees. In addition to the time vesting of our restricted share awards, they also have a performance feature that can result in accelerated pro rata vesting based on our obtainment of certain operating profit targets. The vesting of the restricted shares can also accelerate (on a pro rata basis) upon a change-in-control of the company and upon terminations without cause. Restricted shares are forfeited if the grantee voluntarily leaves the company prior to the vesting or is terminated for “cause” (as defined in the applicable restricted share agreement or stock incentive plan). Dividends that accrue on our common stock during the vesting period of any restricted shares are accrued and paid out to the grantee when the restricted shares vest.

2007 Restricted Share Awards. In October 2007, we granted our named executive officers (other than Ms. Bradley) with restricted shares that vest equally over the three-year period following grant (one-third per year). These grants did not follow our typical practice as they do not have an accelerated vesting feature; they are straight three-year time vested shares. These shares do, however, provide for pro rata accelerated vesting upon a change-in-control or termination without cause. These grants were designed to ensure the services of our senior leadership team over at least the next three years. Retaining the services of these senior leaders and maintaining their stake in the company was especially important given the impending retirement of Ms. Bradley and the integration of Ms. Utter, our new President and Chief Operating Officer, Knoll North America. In addition, increasing the unvested equity held by these officers was considered important from a retention perspective as a significant portion of the restricted shares granted to these officers in 2004 are beginning to vest on an accelerated basis upon the achievement of operating profit targets.

Retention Feature.

When an executive officer leaves the company, stock options and unvested restricted share awards are generally forfeited. The amount of equity provided to an executive officer is typically evaluated with a view to making sure that the equity (whether restricted shares, stock options, or both) has significant enough value that the forfeiture of the equity upon voluntarily leaving the company significantly discourages our executive officers from seeking other employment opportunities and from entertaining other employment opportunities that may otherwise arise. We believe this retentive characteristic of long-term equity grants is an important part of our overall compensation program.

We believe restricted shares are particularly effective retention tools because they can maintain value in spite of fluctuations in our stock price. Stock options have an exercise price that, based on fluctuations in our stock price, can exceed the market price of our stock, causing the stock options to be of little or no value. Restricted shares have no exercise price feature and therefore tend to better maintain value in response to fluctuations in our stock price. We generally use the retentive value of restricted stock primarily for only our most senior executive officers and other key employees. These are the people we believe are critical to our future success and also the ones we believe will be required to handle the most significant responsibilities.

Motivation and Reward Feature.

In addition to the retention aspect of stock options and restricted stock, we also believe stock option and restricted share awards also serve a motivation and reward function. The higher our stock price at vesting, the more valuable these equity awards become to the grantee. Over the vesting period, grantees can increase the value of these equity awards (and, therefore, their overall compensation) to the extent their individual performance can impact the company’s overall performance and result in an increase in our stock price. We, therefore, believe these equity awards motivate the grantees to accomplish desired performance and, to the extent our stock price responds to our overall performance, these restricted shares can result in significant value to our officers, rewarding them for their hard work and exceptional performance.

Stock Ownership Policy. In August 2007, we adopted a Stock Ownership Policy that is applicable to our directors and named executive officers. Under the policy, our named executive officers are required to own equity equal to at least four times their base salary and our directors are required to own equity equal to at least four times their annual cash retainer. There is a five year transition period to allow individuals to become compliant with the policy. Please see the policy, which is available on our website at www.knoll.com, for more detailed information on how stock and equity derivatives are valued and other details of the policy.

We believe this policy helps further our desire to have our named executive officers’ interests aligned with the interests of our stockholders. The four times base salary requirement will result in our named executive officers holding a significant amount of value in Knoll equity. For example, in the case of our chief executive officer, Mr. Cogan, whose base salary is currently $800,000 per annum, the equity holdings must be at least $3,200,000.

Pension and Retirement Benefits

Each of our named executive officers participates in the Knoll Pension Plan, a noncontributory defined benefit plan, which covers all of our regular full-time or part-time U.S. associates, who are not covered by a collective bargaining agreement. The plan provides retirement benefits for service starting on or after March 1, 1996, and participants become 100% vested after five years of service. All of our named executive officers are fully vested.

Upon attainment of normal retirement age (65, 66, or 67, depending on the participant’s date of birth) or the 5th anniversary of participation in the plan, participants become entitled to a pension benefit of 1.55% of their career compensation, which is defined in the plan as the sum of the participant’s compensation earned for each calendar year starting with the later of the date of hire or March 1, 1996. Annual compensation under the plan is limited to certain dollar amounts set each year by applicable U.S. law. In addition, the plan provides for a minimum benefit per year of participation of $300.

Upon retirement, participants in the plan may elect to receive benefits as a life annuity, joint and survivor annuity, or life annuity with a period certain. Early retirement is available for participants age 55 or older with at least 5 years of service. Benefit payments for early retirement may be reduced by  1 /2 of 1% for each month’s payment before normal retirement age depending on the participant’s age and years of service at the time of such early retirement.

The Knoll Pension plan was put into place in 1996 as a way of (i) structuring our compensation programs to be more competitive for all of our associates and (ii) providing our associates (including our named executive officers) with a tax qualified retirement plan that would ensure that our associates had a certain level of additional compensation after retirement.

Severance and Change-in-Control Benefits

We have a severance pay plan that generally applies to all of our regular full-time or part-time U.S. employees, including our named executive offers, who are not covered by a collective bargaining agreement. In general, the severance pay plan provides for severance payments to eligible employees if their employment is involuntarily severed. The plan is intended to provide employees with compensation when their jobs are eliminated for business or economic reasons. All of our named executive officers, other than Mr. Cogan and Ms. Bradley, are covered by the severance pay plan. For a more detailed discussion of the severance pay plan, see “Potential Payments Upon Termination or Change-in-Control—Severance Pay Plan and Notice Pay Plan”.

We have agreed to provide Mr. Cogan and Ms. Bradley with severance benefits upon certain separations of their employment. Mr. Cogan and Ms. Bradley are entitled to severance benefits if (i) their respective employment is terminated by us for any reason other than cause or in connection with a disability, (ii) we elect not to renew the employment agreement, or (iii) the employment agreement is terminated by Mr. Cogan or Ms. Bradley, as applicable, in connection with a material breach of the employment agreement by us. These severance benefits are contained in employment agreements between us and each of Mr. Cogan and Ms. Bradley. For more details on these benefits, see “Potential Payments Upon Termination or Change-in-Control—Severance Under Employment Agreements”.

If the severance provisions are triggered, Mr. Cogan is entitled to the sum of (i) 200% of Mr. Cogan’s then base salary, plus (ii) the average of the annual bonuses paid to Mr. Cogan for the two completed fiscal years that immediately preceded the fiscal year of the termination. If the severance provisions are triggered, Ms. Bradley is entitled to the sum of (i) 100% of Ms. Bradley’s then base salary, plus (ii) the average of the annual bonuses paid to Ms. Bradley for the two completed fiscal years that immediately preceded the fiscal year of termination. Upon termination for any reason, Mr. Cogan and Ms. Bradley are also entitled, under their respective employment agreements, to continued coverage under health, disability and medical benefits for one year from the date of termination. Mr. Cogan has agreed to a two year non-competition provision under his employment agreement, and Ms. Bradley agreed to a one year non-competition provision under her employment agreement.

The severance benefits provided to Mr. Cogan and Ms. Bradley were negotiated and agreed upon in 2001 when we entered into employment agreements with them. The severance benefits were designed, in part, as an inducement to Mr. Cogan and Ms. Bradley to serve as our Chief Executive Officer and President and Chief Executive Officer, Knoll North America, respectively, and as consideration for their willingness to agree to a non-competition arrangement. The severance arrangements were structured to provide Mr. Cogan and Ms. Bradley with a certain measure of job security and protection against termination without cause and termination or loss of employment through no fault of Mr. Cogan or Ms. Bradley.

2007 Compensation—Analysis

Chief Executive Officer

In 2007, Mr. Cogan received a base salary of $650,000 and a non-equity incentive bonus of $1,040,000. Under his employment agreement, Mr. Cogan’s target annual incentive bonus of at least 100% of base salary is based upon the attainment of goals established by the compensation committee and the board of directors. For 2007, Mr. Cogan’s non-equity incentive bonus was based on certain quantitative and non-quantitative factors, including our operating performance. The non-equity incentive award payout was $390,000 more than the target award of $650,000 and was based primarily on our exceptional financial performance in 2007, including our ability to exceed our annual operating profits target of $135.2 million. Mr. Cogan’s 2007 non-equity incentive payment was also based on the board’s determination that Mr. Cogan has managed the company well during 2007, appropriately reacted to the challenges that arose, and effectively led the company’s business development and executive recruitment efforts.

In recognition of his performance and his increasing contributions to the company’s performance, as well as the acknowledgement that he will have increased responsibilities as a result of Ms. Bradley’s impending retirement, the compensation committee recommended, and the board approved, an increase in Mr. Cogan’s annual base salary from $650,000 to $800,000. This increase was effective January 1, 2008, and is reflected in an amendment to Mr. Cogan’s employment agreement. Mr. Cogan was also granted a 2008 non-equity incentive target award of $1,000,000.

On October 22, 2007, Mr. Cogan was granted 83,148 restricted shares. These shares vest equally over the three-year period immediately following the date of grant, but can vest on an accelerated basis (pro rata) upon a change-in-control. In making the decision to grant these shares, the compensation committee took into consideration the fact that (i) Mr. Cogan has not received an equity award since December 2004, (ii) all of Mr. Cogan’s outstanding stock options were vested, and (iii) Mr. Cogan’s outstanding restricted shares were beginning to vest under the accelerated vesting provisions. The committee also considered the company’s overall performance under Mr. Cogan’s leadership since his last equity grant in 2004. Based primarily on these considerations, the compensation committee concluded that these restricted shares would reward Mr. Cogan for past performance and retain and motivate him for future performance.

President and Chief Executive Officer, Knoll North America

In 2007, Ms. Bradley received a base salary of $650,000 and a non-equity incentive bonus of $780,000. Under her employment agreement, Ms. Bradley’s target annual bonus of 100% of base salary is based upon the attainment of goals established by the compensation committee. For 2007, Ms. Bradley’s annual non-equity incentive bonus was based on quantitative and non-quantitative factors, including our operating performance. The non-equity incentive award payout was $130,000 more than the target award of $650,000 and was based primarily on our ability to exceed our annual operating profits target of $135.2 million and our belief that Ms. Bradley has managed the company well during 2007 and has positioned the company for success in the future.

As previously disclosed, Ms. Bradley will retire from Knoll on May 23, 2008. Ms. Bradley’s annual base salary will continue to be $650,000 until her retirement.

Executive Vice President and Chief Financial Officer

In 2007, Mr. McCabe received a base salary of $275,000 and a non-equity incentive bonus of $416,000. For 2007, Mr. McCabe’s annual incentive bonus was based on quantitative and non-quantitative factors, including our operating performance and Mr. McCabe’s individual performance in managing our finance department and the other responsibilities associated with his position as Chief Financial Officer. The non-equity incentive award payout was $241,000 more than the target award of $175,000 and was based on our ability to exceed our annual operating profits target of $135.2 million and our belief that Mr. McCabe’s individual performance during 2007, including his significant involvement in our business development efforts, exceeded our expectations.

In recognition of his performance and his increasing contributions to the company’s performance, the compensation committee approved an increase in Mr. McCabe’s annual base salary from $275,000 to $295,000, effective January 1, 2008. Mr. McCabe was also promoted to Executive Vice President, effective January 1, 2008, and granted a 2008 non-equity incentive target award of $295,000.

On October 22, 2007, Mr. McCabe was granted 24,944 restricted shares. These shares vest equally over the three-year period immediately following the date of grant, but can vest on an accelerated basis (pro rata) upon a change-in-control. In making the decision to grant these shares, the compensation committee took into consideration the fact that (i) Mr. McCabe has not received an equity award since December 2004, (ii) all of Mr. McCabe’s outstanding stock options were vested, and (iii) Mr. McCabe’s outstanding restricted shares were beginning to vest under the accelerated vesting provisions. The committee also considered the company’s overall performance under Mr. McCabe’s senior leadership since his last equity grant in 2004. Based primarily on these considerations, the compensation committee concluded that these restricted shares would reward Mr. McCabe for past performance and retain and motivate him for future performance.

Executive Vice President—Sales and Distribution

In 2007, Mr. Graves received a base salary of $275,000 and a non-equity incentive bonus of $416,000. For 2007, Mr. Graves’ non-equity incentive bonus was based on quantitative and non-quantitative factors, including our operating performance and Mr. Graves’s individual performance in furtherance of our revenue growth in 2007. The non-equity incentive award payout was $141,000 more than the target award of $275,000 and was based on our ability to exceed our annual operating profits target of $135.2 million and Mr. Graves’ individual performance during 2007 in helping the company exceed that target. During 2007, we managed to grow revenues at a greater pace than our industry and were able to achieve significant price realization.

In recognition of his performance and his increasing contributions to the company’s performance, the compensation committee approved an increase in Mr. Graves’ base salary from $275,000 to $295,000, effective January 1, 2008. Mr. Graves was also promoted to Executive Vice President, effective January 1, 2008, and granted a 2008 non-equity incentive target award of $295,000.

On October 22, 2007, Mr. Graves was granted 16,352 restricted shares. These shares vest equally over the three-year period immediately following the date of grant, but can vest on an accelerated basis (pro rata) upon a change-in-control. In making the decision to grant these shares, the compensation committee took into consideration the fact that (i) Mr. Graves has not received an equity award since December 2004, (ii) all of Mr. Graves’s outstanding stock options were vested, and (iii) Mr. Graves’s outstanding restricted shares were beginning to vest under the accelerated vesting provisions. The compensation committee also considered the company’s overall performance under Mr. Graves’s senior leadership since his last equity grant in 2004. Based primarily on these considerations, the committee concluded that these restricted shares would reward Mr. Graves for past performance and retain and motivate him for future performance.

Executive Vice President—Operations

In 2007, Mr. Grover received a base salary of $275,000 and a non-equity incentive bonus of $416,000. For 2007, Mr. Grover’s non-equity incentive bonus was based on quantitative and non-quantitative factors, including our operating performance and Mr. Grover’s individual performance in managing our operations in 2007. The non-equity incentive award payout was $141,000 greater than the target award of $275,000 and was based on our ability to exceed our annual operating profits target of $135.2 million and our belief that Mr. Grover’s individual performance during 2007 exceeded our expectations. We significantly improved our operating efficiencies in 2007, which is reflected, in part, by the increase in our gross margins from 32.5% to 34.6%. We were able to achieve these increased operating efficiencies in spite of difficult exchange rate and inflationary pressures that arose during the year. Mr. Grover’s incentive award payout was also based on the improvement by our factories in the area of “shipped correct, complete and on time” an important metric we use for evaluating our factories’ performance.

In recognition of his performance and his increasing contributions to the company’s performance, the compensation committee approved an increase in Mr. Grover’s base salary from $275,000 to $295,000, effective January 1, 2008. Mr. Grover was also promoted to Executive Vice President, effective January 1, 2008, and granted a 2008 non-equity incentive target award of $295,000.

On October 22, 2007, Mr. Grover was granted 16,352 restricted shares. These shares vest equally over the three-year period immediately following the date of grant, but can vest on an accelerated basis (pro rata) upon a change-in-control. In making the decision to grant these shares, the compensation committee took into consideration the fact that (i) Mr. Grover has not received an equity award since December 2004, (ii) all of Mr. Grover’s outstanding stock options were vested, and (iii) Mr. Grover’s outstanding restricted shares were beginning to vest under the accelerated vesting provisions. The compensation committee also considered the company’s overall performance under Mr. Grover’s senior leadership since his last equity grant in 2004. Based primarily on these considerations, the committee concluded that these restricted shares would reward Mr. Grover for past performance and retain and motivate him for future performance.

Operating Profits as a Target

Although we consider various financial metrics (including revenue growth, gross margins, and earnings per share growth), as well as subjective factors, when making our compensation decisions, we use operating profits as the primary performance metric under our annual non-equity incentive awards and as the trigger target for accelerated vesting under our restricted stock awards. We believe that operating profits is the best financial measurement for evaluating our operating performance because it is less subject to non-recurring items and non-operating items. When evaluating our performance, we believe items such as our tax rates, asset sales and share buybacks, which impact other financial metrics (like net income or earnings per share), should not be considered. We also tend to use operating profits when comparing our performance with the performance of our competitors.

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), places a limit of $1,000,000 on the amount of compensation that may be deducted by the company in any year with respect to the chief executive officer or any other executive officer covered by Section 162(m) unless the compensation is performance-based compensation as described in Section 162(m) and the related regulations. We have qualified certain compensation paid to executive officers for deductibility under Section 162(m), but we generally pay compensation to our executive officers that may not be deductible, including discretionary bonuses or other types of compensation outside of our plans. In many circumstances we believe that our interests are best served by maintaining flexibility in the way compensation is provided, even if it might result in the non-deductibility of certain compensation under the Code.

Summary Compensation Table

The following table sets forth information concerning the compensation awarded to or earned during our fiscal years ended December 31, 2007 and December 31, 2006, by our Chief Executive Officer, Chief Financial Officer, and each of our three other most highly compensated executive officers whose total compensation (net of any changes in pension values and non-qualified deferred compensation earnings disclosed in the table below) exceeded $100,000.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Andrew B. Cogan,	2007	650,000	—		883,333	—	1,040,000	(5)	—	—	2,573,333
Chief Executive Officer	2006	500,008	400,000	(6)	800,000	—	600,000	(7)	11,210	—	2,311,218

Barry L. McCabe,	2007	275,000	—		304,999	—	416,000	(8)	4,667	6,750	1,007,416
Executive Vice President and	2006	225,000	200,000	(6)	280,000	—	200,000	(9)	32,868	6,600	944,468
Chief Financial Officer

Kathleen G. Bradley,	2007	650,000	—		800,000	—	780,000	(10)	1,459	6,750	2,238,209
President and Chief Executive	2006	500,008	—		800,000	—	600,000	(11)	27,868	6,600	1,934,476
Officer, Knoll North America

Arthur C. Graves,	2007	275,000	—		376,388	—	416,000	(12)	4,902	6,750	1,079,040
Executive Vice President—Sales	2006	249,167	—		360,000	—	400,000	(13)	33,216	6,600	1,048,983
and Distribution

Stephen A. Grover,	2007	275,000	—		376,388	—	416,000	(14)	2,932	6,750	1,077,070
Executive Vice President— Operations	2006	249,167	—		360,000	—	250,000		21,554	6,600	887,321

(1)	Amounts shown in this column do not reflect the compensation actually received by the named executive officer. Instead, amounts shown in this column represent the compensation costs we recognized as an expense in 2006 and 2007 for financial accounting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair values of these awards and the amounts expensed in 2006 and 2007 were determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (FAS 123R). The awards for which expense is shown in this table are the restricted stock awards granted to the named executive officers in December 2004 and October 2007 and described in the Outstanding Equity Awards at Fiscal Year-End table below. The assumptions used in determining the grant date fair values of these awards are set forth in Notes 2 and 16 to our consolidated financial statements, which are included in our annual report on Form 10-K for the year ended December 31, 2007, filed with the SEC on February 29, 2008.
(2)

For 2007, represents amounts earned under a non-equity incentive award granted to the named executive officer on December 5, 2006 for services rendered in 2007. For 2006, represents amounts earned under a non-equity incentive award granted to the named executive officer on January 23, 2006 (in the case of all named executive officers other than Mr. McCabe) and January 12, 2006 (in the case of Mr. McCabe) for services rendered in 2006. See the Grants of Plan-Based Awards table below for details on these non-equity incentive awards.

(3)	Amounts in this column represent increases in actuarial present values of each named executive officer’s accumulated benefits under the Knoll Pension Plan. The benefits were calculated as of the Plan’s measurement date ending on September 30 of each year. For more information on the Knoll Pension Plan, see “Pension Benefits” below.
(4)	Amounts in this column represent our matching contributions to the Knoll, Inc. Retirement Savings Plan for each named executive officer other than Mr. Cogan (who does not participate in the plan).
(5)	The compensation committee recommended, and the board of directors approved, an additional $390,000 in compensation to Mr. Cogan over his target incentive plan compensation for 2007 based on Mr. Cogan’s individual performance during 2007. See “Compensation Discussion and Analysis” on page 23 for more details on Mr. Cogan’s compensation.
(6)	This amount represents a discretionary bonus granted to the named executive officers for his efforts in connection with our two secondary stock offerings completed in 2006.
(7)	The compensation committee recommended, and the board of directors approved, an additional $100,000 in compensation to Mr. Cogan over his target incentive plan compensation for 2006 based on Mr. Cogan’s individual performance during 2006.
(8)	The compensation committee awarded an additional $241,000 in compensation to Mr. McCabe over his target incentive plan compensation for 2007 based on Mr. McCabe’s individual performance during 2007. See “Compensation Discussion and Analysis” on page 24 for more details on Mr. McCabe’s compensation.
(9)	The compensation committee awarded Mr. McCabe an additional $50,000 over his target incentive plan compensation for 2006 based on Mr. McCabe’s individual performance during 2006.
(10)	The compensation committee awarded an additional $130,000 in compensation to Ms. Bradley over her target incentive plan compensation for 2007 based on Ms. Bradley’s individual performance during 2007. See “Compensation Discussion and Analysis” on page 23 for more details on Ms. Bradley’s compensation.

(11)	The compensation committee awarded Ms. Bradley an additional $100,000 over her target incentive plan compensation for 2006 based on Ms. Bradley’s individual performance during 2006.
(12)	The compensation committee awarded an additional $141,000 in compensation to Mr. Graves over his target incentive plan compensation for 2007 based on Mr. Graves’ individual performance during 2007. See “Compensation Discussion and Analysis” on page 24 for more details on Mr. Graves’ compensation.
(13)	The compensation committee awarded Mr. Graves an additional $150,000 over his target incentive plan compensation for 2006 based on Mr. Graves’ individual performance during 2006.
(14)	The compensation committee awarded Mr. Grover an additional $141,000 over his target incentive plan compensation for 2007 based on Mr. Grover’s individual performance during 2007. See “Compensation Discussion and Analysis” on page 25 for more details on Mr. Grover’s compensation.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the named executive officers during fiscal year 2007.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)		Estimated Future Payouts Under Equity Incentive Plan Awards Target (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Options Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Andrew B. Cogan	12/05/07 10/22/07	1,000,000 —	(1)	— —	— 83,148	(2)	— —	— —	— 1,500,000	(3)

Barry L. McCabe	12/05/07 10/22/07	295,000 —	(4)	— —	— 24,944	(2)	— —	— —	— 450,000	(3)

Kathleen G. Bradley	—	—		—	—		—	—	—

Arthur C. Graves	12/05/07 10/22/07	295,000 —	(5)	— —	— 16,352	(2)	— —	— —	— 295,000	(3)

Stephen A. Grover	12/05/07 10/22/07	295,000 —	(6)	— —	— 16,352	(2)	— —	— —	— 295,000	(3)

(1)	On December 5, 2007, Mr. Cogan was granted an incentive award under our 2008 Incentive Compensation Program, whereby Mr. Cogan can qualify for a target incentive payment of $1,000,000. The incentive payment will be based on our success in 2008, including our ability to improve gross margins, continue to build on sales and marketing initiatives, diligently manage our spending, and meet our 2008 operating profits plan. A description of our annual non-equity incentive compensation program is provided under “Compensation Discussion and Analysis—Annual Non-Equity Incentive Bonuses” above.
(2)	The awards indicated represent restricted shares granted to the named executive officer on October 22, 2007. These restricted shares time vest equally in one-third increments over the three-year period following the date of grant (i.e., October 22, 2008, October 22, 2009 and October 22, 2010).
(3)	Based on a closing price of $18.04 per share on October 22, 2007.
(4)	On December 5, 2007, Mr. McCabe was granted an incentive award under our 2008 Incentive Compensation Program, whereby Mr. McCabe can qualify for a target incentive payment of $295,000. The incentive payment will be based on our success in 2008, including our ability to improve gross margins, continue to build on sales and marketing initiatives, diligently manage our spending, and meet our 2008 operating profits plan. Mr. McCabe’s 2008 incentive payment is also based on his management of our finance budget. A description of our annual non-equity incentive compensation program is provided under “Compensation Discussion and Analysis—Annual Non-Equity Incentive Bonuses” above.
(5)	On December 5, 2007, Mr. Graves was granted an incentive award under our 2008 Incentive Compensation Program, whereby Mr. Graves can qualify for a target incentive payment of $295,000. The incentive payment will be based on our success in 2008, including our ability to improve gross margins, continue to build on sales and marketing initiatives, diligently manage our spending, and meet our 2008 operating profits plan. Mr. Graves’ incentive payment is also based on managing the sales budget and meeting the 2008 Knoll North America Office gross profit plan. A description of our annual non-equity incentive compensation program is provided under “Compensation Discussion and Analysis—Annual Non-Equity Incentive Bonuses” above.
(6)	On December 5, 2007, Mr. Grover was granted an incentive award under our 2008 Incentive Compensation Program, whereby Mr. Grover can qualify for a target incentive payment of $295,000. The incentive payment will be based on our success in 2008, including our ability to improve gross margins, continue to build on sales and marketing initiatives, diligently manage our spending, and meet our 2008 operating profits plan. Mr. Grover’s incentive payment is also based on factory performance measures including manufactured correct, complete and on-time and meeting the gross profit plan for North America. A description of our annual non-equity incentive compensation program is provided under “Compensation Discussion and Analysis—Annual Non-Equity Incentive Bonuses” above.

Narrative Disclosure For Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Arrangements with Named Executive Officers

Mr. Cogan serves as our Chief Executive Officer pursuant to an employment agreement dated March 23, 2001, as amended, and Ms. Bradley serves as President and Chief Executive Officer, Knoll North America, pursuant to an employment agreement dated March 23, 2001, as amended. Effective January 1, 2008, Mr. Cogan’s employment agreement provides for an annual base salary of $800,000 and a target annual bonus of at least 100% of base salary based upon the attainment of goals set by our board of directors. Ms. Bradley’s employment agreement provides for an annual base salary of $650,000. As previously disclosed, Ms. Bradley will retire from Knoll on May 23, 2008.

The employment agreements for Mr. Cogan and Ms. Bradley renew automatically for additional one-year terms each April 1 unless either party gives 60 days notice of his, her or its intention not to renew. The agreements may be terminated by us at any time, but if so terminated without “cause,” or if we fail to renew the agreements, we must pay the employee termination compensation. In the case of Mr. Cogan, the termination compensation is an amount equal to 200% of his then current base salary, plus the average of the annual bonuses paid to him for the last two completed fiscal years preceding the fiscal year of termination. In the case of Ms. Bradley, the termination compensation is an amount equal to 100% of her then current base salary, plus the average of the annual bonuses paid to her for the last two completed fiscal years preceding the fiscal year of termination. The agreements also contain non-competition, non-solicitation (during the term of the agreement and for two years thereafter for Mr. Cogan and during the term of the agreement and for one year thereafter for Ms. Bradley) and confidentiality provisions. Mr. Cogan and Ms. Bradley are also entitled to participate in the benefit plans available to our employees generally, including, without limitation, healthcare benefits, the Knoll Retirement Savings Plan, the Knoll Pension Plan and the Knoll Employee Stock Purchase Plan. For more detailed information on the severance benefits provided under these agreements, see “Potential Payments upon Termination or Change-in-Control” below.

Effective January 1, 2008, as approved by our compensation committee, Mr. McCabe’s annual base salary is $295,000, with a target 2008 non-equity incentive bonus of $295,000. Mr. McCabe is also entitled to participate in the benefit plans available to our employees generally, including, without limitation, healthcare benefits, the Knoll Retirement Savings Plan, the Knoll Pension Plan and the Knoll Employee Stock Purchase Plan.

Effective January 1, 2008, as approved by our compensation committee, Mr. Graves’ base salary is $295,000, with a target 2008 non-equity incentive bonus of $295,000. Mr. Graves is also entitled to participate in the benefit plans available to our employees generally, including, without limitation, healthcare benefits, the Knoll Retirement Savings Plan, the Knoll Pension Plan and the Knoll Employee Stock Purchase Plan.

Effective January 1, 2008, as approved by our compensation committee, Mr. Grover’s base salary is $295,000, with a 2008 target non-equity incentive bonus of $295,000. Mr. Grover is also entitled to participate in the benefit plans available to our employees generally, including, without limitation, healthcare benefits, the Knoll Retirement Savings Plan, the Knoll Pension Plan and the Knoll Employee Stock Purchase Plan.

Change-in-Control Provisions and Pension Benefits

Certain stock option agreements and restricted stock agreements applicable to our named executive officers provide that upon a change-in-control (as defined therein) of our company, 100% of the outstanding options and a pro rata portion of the outstanding restricted shares will become vested. The accelerated vesting provisions in the outstanding stock option agreements are currently inapplicable because all stock options held by our named executive officers are fully vested. The pro rata portion of the restricted shares is calculated based on multiplying the total number of restricted shares times a fraction the numerator of which is the number of whole months that have elapsed since the grant date and the denominator of which is the total number of months over which the grant vests.

Each of our named executive officers participates in the Knoll Pension Plan, a noncontributory defined benefit plan, which covers all of our regular full-time or part-time U.S. associates who are not covered by a collective bargaining agreement. The plan provides retirement benefits for service starting on or after March 1, 1996, and participants become 100% vested after five years of service. All of our named executive officers are fully vested. For a more detailed discussion of their pension benefits see “Compensation Discussion and Analysis—Pension Benefits” above and “Potential Payments upon Termination or Change-in-Control” below.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding outstanding option and restricted stock awards held by our named executive officers as of December 31, 2007.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Andrew B. Cogan	220,366 220,366 50,000	(2) (3) (4)	— — —	— — —	16.34 15.66 10.74	02/05/2012 02/06/2011 03/06/2010
							83,148	(5)	1,366,122
										266,667	(6)	4,381,339

Barry L. McCabe	44,072	(2)	—	—	16.34	02/05/2012
							24,944	(5)	409,830
										93,334	(6)	1,533,478

Kathleen G. Bradley	—		—	—	—	—	—		—	266,667	(6)	4,381,339

Arthur C. Graves	110,182	(2)	—	—	16.34	02/05/2012
							16,352	(5)	268,663
										120,000	(6)	1,971,600

Stephen A. Grover	110,182 74,258	(2) (4)	— —	— —	16.34 10.74	02/05/2012 03/06/2010
							16,352	(5)	268,663
										120,000	(6)	1,971,600

(1)	Calculated based upon the closing price of our common stock on December 31, 2007, which was $16.43 per share.
(2)	These stock options were granted to the named executive officer on February 5, 2002, and vested, based on continued employment, over the four anniversaries of February 5, 2002 as follows: year 1—30%; year 2—20%; year 3—20%; and year 4—30%.
(3)	These stock options were granted to the named executive officer on February 6, 2001, and vested, based on continued employment, over the four anniversaries of February 6, 2001 as follows: year 1—30%; year 2—20%; year 3—20%; and year 4—30%.
(4)	These stock options were granted to the named executive officer on March 6, 2000, and vested, based on continued employment, over the four anniversaries of March 6, 2000 as follows: year 1—30%; year 2—20%; year 3—20%; and year 4—30%.
(5)	The awards indicated represent restricted shares granted to the named executive officer on October 22, 2007. These restricted shares time vest in equal one-third increments over the three-year period following the date of grant (i.e., October 22, 2008, October 22, 2009 and October 22, 2010).
(6)	The awards indicated represent restricted shares granted to the named executive officers on December 13, 2004. These restricted shares cliff-vest on December 13, 2010, if the named executive officer is still employed with us at such time. The restricted shares can vest earlier upon the achievement of certain operating profit targets. The operating profit targets are as follows: (i) $100.0 million, (ii) $115.0 million, (iii) $130.0 million, (iv) $145.0 million, (v) $160.0 million, and (vi) $175.0 million. One-sixth of the amount of the original award vests upon the achievement of each target. On February 11, 2008, a portion of these awards vested (See “Restricted Stock—2008 Vesting” below). As of February 11, 2008, the first three targets were achieved and one-half of the total restricted shares granted to the named executive officer on December 13, 2004 vested. Accordingly, as of February 11, 2008, the number of these restricted shares that remain unvested was 160,000 for each of Mr. Cogan and Ms. Bradley, 72,000 for each of Messrs. Graves and Grover, and 56,000 for Mr. McCabe.

Option Exercises and Stock Vested

	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Andrew B. Cogan	150,000	1,839,000	53,333	1,249,059
Barry L. McCabe	15,322	167,647	18,666	437,158
Kathleen G. Bradley	962,030	12,650,453	53,333	1,249,059
Arthur C. Graves	64,324	812,218	24,000	562,000
Stephen A. Grover	30,000	377,481	24,000	562,000

(1)	The shares acquired on exercise reflected in this table were sold by the named executive officers on the same day as exercise. Accordingly, when calculating the value realized on exercise in this column, we used the actual price at which the shares were sold by the named executive officer. Amounts in this column reflect the difference between the price at which the shares were sold and the applicable exercise price, multiplied by the number of shares acquired on exercise and sold.
(2)	Calculated using the closing price on the vesting date, February 12, 2007, of $23.47 per share.

Restricted Stock—2008 Vesting

On February 11, 2008, one-third of the restricted share awards originally granted to our named executive officers in December 2004 vested based on the achievement of operating profit targets. See “Outstanding Equity Awards at Fiscal Year End—2007” above for more information on these awards. The number of restricted shares that vested on February 11, 2008, for each named executive officer is set forth below. We elected to withhold some of these vested shares to cover the mandatory tax obligations of the named executive officers. See “Transactions with Related Persons—Restricted Stock—Tax Withholding” on page 38 below.

Name	Vested Restricted Share Awards
Andrew B. Cogan	106,667
Barry L. McCabe	37,334
Kathleen G. Bradley	106,667
Arthur C. Graves	48,000
Stephen A. Grover	48,000

Pension Benefits

The present value of the accumulated benefits for each of the named executive officers shown in the table below reflects the current value of the benefits earned under the Knoll Pension Plan as of September 30, 2007, the measurement date used for financial statement reporting purposes with respect to our audited financial statements for fiscal year 2007. In making the calculations below, we assumed that the retirement age for each named executive officer will be the normal retirement age as defined in the plan. The pension benefits that form the basis for the present values of the accumulated benefits shown are calculated using the executive’s career compensation, which is defined in the plan as the sum of the executive’s compensation earned for each calendar year starting with the later of the date of hire or March 1, 1996. Annual compensation under the plan is limited to certain dollar amounts set each year by applicable U.S. law.

Upon attainment of normal retirement age (65, 66, or 67, depending on the participants date of birth) or the 5th anniversary of participation in the plan, participants become entitled, upon retirement, to a pension benefit of 1.55% of their career compensation.

Upon retirement, participants in the plan may elect to receive benefits as a life annuity, joint and survivor annuity, or life annuity with a period certain. Early retirement is available for participants age 55 or older with at least 5 years of service. Benefit payments for early retirement may be reduced by  1 /2 of 1% for each month’s payment before normal retirement age depending on the participant’s age and years of service at the time of such early retirement.

The present values of the pension benefits in the table below are determined using the assumptions we use for financial reporting purposes as of December 31, 2007 (based on a measurement date of September 30, 2007), including a 6.50% discount rate and the RP2000CH mortality table projected to 2013 using scale AA. Please see Note 15 entitled “Pension Plans and Other Postretirement Benefits” in the notes to our audited financial statements included in our 2007 annual report on Form 10-K for a discussion of these assumptions. Also note that we used a 6.0% discount rate to calculate the present value of the accumulated pension benefit for 2006.

2007 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Andrew B. Cogan	Knoll Pension Plan	12	84,666	—
Barry L. McCabe	Knoll Pension Plan	12	244,366	—
Kathleen G. Bradley	Knoll Pension Plan	12	207,577	—
Arthur C. Graves	Knoll Pension Plan	12	246,917	—
Stephen A. Grover	Knoll Pension Plan	8	136,465	—

(1)	Amounts in this column are calculated as of the Pension Plan’s measurement date ending on September 30, 2007. Amounts in this column assume that benefits are paid in the form of an annuity during the executive’s lifetime. Except for Mr. Grover, the number of years of credited service under the Knoll Pension Plan differs from the named executive officers’ actual service for Knoll because the Knoll Pension Plan was established on March 1, 1996. Actual service is as follows: Andrew B. Cogan (18 years and 11 months), Barry L. McCabe (33 years and 10 months), Kathleen G. Bradley (28 years and 6 months), and Arthur C. Graves (18 years and 9.5 months).

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Severance Under Employment Agreements

Mr. Cogan and Ms. Bradley are entitled to severance benefits under their respective employment agreements. The agreements may be terminated by us at any time, but if so terminated without “cause,” or if we fail to renew the agreements, we must pay termination compensation. In the case of Mr. Cogan, the termination compensation is an amount equal to (i) 200% of his then current base salary, plus (ii) the average of the annual bonuses paid to him for the last two completed fiscal years proceeding the fiscal year of termination. In the case of Ms. Bradley, the termination compensation is an amount equal to (i) 100% of her then current base salary, plus (ii) the average of the annual bonuses paid to her for the last two completed fiscal years proceeding the fiscal year of termination. Upon termination for any reason, Mr. Cogan and Ms. Bradley are generally entitled to continued coverage under health, disability and medical benefits for one year from the date of termination. Since they are entitled to these benefits, Mr. Cogan and Ms. Bradley are not entitled any benefits under the severance pay plan discussed below.

The severance benefits to Mr. Cogan and Ms. Bradley under their respective employment agreements are triggered upon any of the following events:

•	termination by the company (other than for cause or disability);

•	failure by the company to renew the agreement; or

•	termination by Mr. Cogan or Ms. Bradley following a material breach by the company under the agreement.

Cause is defined in the agreements as (i) the substantial and continued failure of the executive to perform material duties reasonably required of executive by the board of directors for a period of not less than 30 consecutive days after receiving written notice, (ii) conduct substantially disloyal to us, which conduct is identified in reasonable detail by written notice and which conduct, if susceptible of cure, is not remedied by executive within 30 days of executive’s receipt of such notice, (iii) any act of fraud, embezzlement or misappropriation against us, or (iv) the conviction of executive of a felony.

The portion of the severance amounts related to base salary under the employment agreements are payable in twenty-four equal monthly installments following the date of termination and the portion of the severance amounts related to average annual bonuses (“Bonus Severance”) are payable in twelve consecutive equal monthly installments following the date of such termination; provided, however, that for purposes of complying with Section 409A of the Internal Revenue Code, the severance amounts shall be paid as follows: (i) the first six monthly installments shall be paid on the six-month anniversary of the date of termination and (ii) the next eighteen monthly installments (six in the case of Bonus Severance amounts) shall be paid in one installment each on the seventh through eighteenth (twelfth in the case of Bonus Severance amounts) monthly anniversary of the date of termination. The employment agreements provide for a gross-up for excise tax, if any, under Section 4999 of the Internal Revenue Code.

Mr. Cogan’s employment agreement contains non-competition and non-solicitation provisions covering the term of the agreement and two years thereafter. Ms. Bradley’s employment agreement contains non-competition and non-solicitation provisions covering the term of the agreement and one year thereafter.

Our other named executive officers do not have formal employment agreements or contractual severance benefits. They are, however, entitled to severance benefits under our severance pay plan.

Severance Pay Plan and Notice Pay Plan

Our severance pay plan generally applies to all of our regular full-time or part-time U.S. employees, including our named executive officers (excluding Mr. Cogan and Ms. Bradley), who are not covered by a collective bargaining agreement. In general, the severance pay plan provides for severance payments to eligible employees if their employment is involuntarily severed for business or economic reasons. The severance pay plan does not cover voluntary resignations, retirements, failure to return to active employment after a cessation of a disability or termination of a leave of absence, or terminations for misconduct (as defined in the plan). It also does not cover terminations by us in connection with a disability that extended beyond twelve months or terminations in connection with the sale of all or part of us or a subsidiary or other business combination involving us or a subsidiary where (i) the employee is offered a position of comparable pay and responsibility by the purchasing or surviving business (and not required to commute more than 35 miles further) or (ii) the employee accepts employment in any position with the purchasing or surviving business. Employees may receive up to $25,000 of severance benefits under the severance pay plan as a lump sum (to be paid within 60 days of the termination date), with the remainder of the severance benefits to be paid as regular payroll payments.

All of our named executive officers, other than Mr. Cogan and Ms. Bradley, are currently covered by the severance pay plan. Employees eligible for severance under our severance pay plan also receive notice pay in the amount of two weeks of their base compensation.

Post-Retirement Medical and Life Insurance Benefits

We also offer post-retirement medical and life insurance benefits to our employees. To be eligible for coverage, you must (i) be at least 55 years of age and have five years of service and (ii) have at least 75 points (which is defined as your age, plus your years of service). Eligible employees with at least 75 points (but less than 90) are eligible to purchase health benefits (for the employee and his/her spouse) under our health insurance plan, until they turn 65 years of age or are eligible for Medicare coverage, at the premium in effect for the year in which they retire. Eligible employees with at least 90 points, are eligible to purchase health benefits (for the employee and his/her spouse) under our health insurance plan, until they turn 65 years of age or are eligible for Medicare coverage, at 50% of the premium in effect for the year in which they retire. Eligible employees are also provided with $10,000 in life insurance coverage for the remainder of their lives.

Pension Benefits

Each of our named executive officers participates in the Knoll Pension Plan, a noncontributory defined benefit plan, which covers all of our regular full-time or part-time U.S. associates who are not covered by a collective bargaining agreement. The plan provides retirement benefits for service starting on or after March 1, 1996, and participants become 100% vested after five years of service. All of our named executive officers are fully vested. For a more detailed discussion of their pension benefits see “Executive Compensation—Pension Benefits” above.

As of September 30, 2007, the estimated annual benefits payable upon normal retirement for each of our named executive officers is as follows: Mr. Cogan ($34,178); Ms. Bradley ($34,178); Mr. Graves ($34,178); Mr. Grover ($27,280); and Mr. McCabe ($34,178).

Change-in-Control Provisions

Our stock option agreements and restricted stock agreements provide for accelerated vesting upon a change-in-control (as defined therein). In the case of stock options, 100% of the options vest. In the case of restricted stock, the vesting is pro rata and calculated based on multiplying the total number of restricted shares times a fraction the numerator of which is the number of whole months that have elapsed since the grant date and the denominator of which is the total number of months over which the grant vests. All of the stock options currently held by our named executive officers are fully vested.

Potential Post-Retirement Payments to Named Executive Officers As of December 31, 2007

Set forth below are the estimated benefits that would be payable to each named executive officer upon various termination of employment and change-in-control triggering events, assuming such events occurred on December 31, 2007. Actual amounts can only be determined upon the actual triggering event.

Mr. Cogan.

If Mr. Cogan’s employment was terminated on December 31, 2007 in a manner that triggered the severance payments under his employment agreement, he would be entitled to $2,050,000, which represents 200% of his base salary of $650,000 as of December 31, 2007, and the average of the bonuses paid to him for 2006 and 2005 ($1,000,000 and $500,000, respectively). If Mr. Cogan was terminated for cause or disability, he would not be entitled to benefits under the severance provisions of his employment agreement. Regardless of the reason for Mr. Cogan’s termination, he would also be entitled to continued coverage under our health, disability and medical benefits for the greater of (i) the period provided under applicable law or (ii) one year from the date of termination.

If the termination was in connection with a change-in-control that triggered the accelerated vesting of Mr. Cogan’s restricted stock awards, he would also be entitled to pro rata vesting of 111,286 shares of restricted stock. As of December 31, 2007, these restricted shares had a value of $1,828,429, based on a closing price of $16.43 on December 31, 2007.

Mr. Cogan would not be entitled to early retirement benefits under the Knoll Pension Plan or post-retirement medical benefits because he was not at least 55 years of age on December 31, 2007.

Mr. Cogan’s employment agreement provides that the severance benefits provided under that agreement are the only severance benefits that Mr. Cogan is entitled. However, if the severance pay plan was applicable to a termination of Mr. Cogan’s employment, he would be credited with 18 years and 11 months of service and entitled to approximately $380,213.

Barry. L. McCabe.

If Mr. McCabe’s employment was terminated on December 31, 2007, he would not be entitled to any severance amounts unless it was an involuntary separation covered by the Knoll Severance Plan, in which case he would be credited with 33 years and 10 months of service (including time spent with predecessor companies) and entitled to approximately $319,095.

If the termination was in connection with a change-in-control that triggered the accelerated vesting of Mr. McCabe’s restricted stock awards, he would also be entitled to pro rata vesting of 38,719 shares of restricted stock. As of December 31, 2007, these restricted shares had a value of $636,153, based on a closing price of $16.43 on December 31, 2007.

Mr. McCabe would also be entitled to early retirement benefits under the Knoll Pension Plan of $29,734.43 per year and post-retirement medical benefits, pursuant to which he could purchase medical benefits from us until he turns 65 or becomes Medicare eligible for a fixed rate of $438.38 per month (which represents 50% of the premium costs in effect as of January 1, 2008 (since retirements are effective the first day of the following month)). We would also provide Mr. McCabe with $10,000 in life insurance coverage for the remainder of his life.

Kathleen G. Bradley.

If Ms. Bradley’s employment was terminated on December 31, 2007 in a manner that triggered the severance payments under her employment agreement, she would be entitled to $1,200,000, which represents 100% of her base salary of $650,000 as of December 31, 2007, and the average of the bonuses paid to her for

2006 and 2005 ($600,000 and $500,000, respectively). If Ms. Bradley was terminated for cause or disability, she would not be entitled to benefits under the severance provisions of her employment agreement. Regardless of the reason for Ms. Bradley’s termination, she would also be entitled to continued coverage under our health, disability and medical benefits for the greater of (i) the period provided under applicable law or (ii) one year from the date of termination.

If the termination was in connection with a change-in-control that triggered the accelerated vesting of Ms. Bradley’s restricted stock awards, she would also be entitled to pro rata vesting of 106,667 shares of restricted stock. As of December 31, 2007, these restricted shares had a value of $1,752,539, based on a closing price of $16.43 on December 31, 2007.

Ms. Bradley would also be entitled to early retirement benefits under the Knoll Pension Plan of $18,284.96 per year and post-retirement medical benefits, pursuant to which she could purchase medical benefits from us until she turns 65 or becomes Medicare eligible for a fixed rate of $876.75 per month (which represents 100% of the premium costs in effect as of January 1, 2008 (since retirements are effective the first day of the following month)). We would also provide Ms. Bradley with $10,000 in life insurance coverage for the remainder of her life.

Ms. Bradley’s employment agreement provides that the severance benefits provided under that agreement are the only severance benefits that Ms. Bradley is entitled. However, if the severance pay plan was applicable to a termination of Ms. Bradley’s employment, she would be credited with 28 years and 6 months of service and entitled to approximately $624,700.

Arthur C. Graves.

If Mr. Graves’s employment was terminated on December 31, 2007, he would not be entitled to any severance amounts unless it was an involuntary separation covered by the Knoll Severance Plan, in which case he would be credited with 18 years and 9.5 months of service and entitled to approximately $160,224.

If the termination was in connection with a change-in-control that triggered the accelerated vesting of Mr. Graves’s restricted stock awards, he would be entitled to pro rata vesting of 48,908 shares of restricted stock. As of December 31, 2007, these restricted shares had a value of $803,558, based on a closing price of $16.43 on December 31, 2007.

Mr. Graves would also be entitled to early retirement benefits under the Knoll Pension Plan of $23,924.25 per year and post-retirement medical benefits, pursuant to which he could purchase medical benefits from us until he turns 65 or becomes Medicare eligible for a fixed rate of $876.75 per month (which represents 100% of the premium costs in effect as of January 1, 2008 (since retirements are effective the first day of the following month)). We would also provide Mr. Graves with $10,000 in life insurance coverage for the remainder of his life.

Stephen A. Grover.

If Mr. Grover’s employment was terminated as of December 31, 2007 he would not be entitled to any severance amounts unless it was an involuntary separation covered by the Knoll Severance Plan, in which case he would be credited with 8 years and 7 months of service and entitled to approximately $68,750.

If the termination was in connection with a change-in-control that triggered the accelerated vesting of Mr. Grover’s restricted stock awards, he would be entitled to pro rata vesting of 48,908, shares of restricted stock. As of December 31, 2007, these restricted shares had a value of $803,558, based on a closing price of $16.43 on December 31, 2007.

Mr. Grover would also be entitled to early retirement benefits under the Knoll Pension Plan of $11,962.13 per year; however, he would not be entitled to post-retirement medical benefits because he does not have 75 points as of December 31, 2007.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal year 2007. Based on the review and discussions, the compensation committee recommended to the board of directors, and the board of directors approved, that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our annual report on Form 10-K for the fiscal year ended December 31, 2007.

This report is submitted by the compensation committee.

Jeffrey A. Harris (Chairman)

Sidney Lapidus

Sarah E. Nash

TRANSACTIONS WITH RELATED PERSONS

We recognize that transactions with our directors or executive officers can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than our best interests and the best interests of our stockholders. Our Code of Ethics, which is available on our website at www.knoll.com, contains provisions prohibiting certain conflicts of interest, unless such conflicts are disclosed to us and waived in accordance with the waiver provisions of our Code of Ethics. Conflicts involving our directors or executive officers must be reviewed and waived by our audit committee. In addition, our audit committee charter requires that the audit committee approve all related party transactions entered into with any of our directors or executive officers.

The following transactions were unanimously approved by our board of directors.

Restricted Stock-Tax Withholding

On February 11, 2008, a one-third tranche of the restricted stock awarded to our named executive officers in December 2004 vested. We withheld some of the vested shares to cover the tax obligations of the named executive officers. Set forth below is the number of shares withheld from each named executive officer to cover mandatory tax withholding obligations associated with the vesting of the restricted stock awards on February 11, 2008, and the value of those shares based on the closing price of our common stock the trading day before vesting ($13.32).

Name	Shares Withheld	Value of Shares Withheld
Andrew B. Cogan	50,983	$679,093
Barry L. McCabe	11,417	152,074
Kathleen G. Bradley	43,286	576,570
Arthur C. Graves	14,679	195,524
Stephen A. Grover	14,679	195,524

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors and officers, as well as any person holding more than 10% of our outstanding common stock, are required to report ownership and changes in ownership with the Securities and Exchange Commission, pursuant to Section 16 of the Exchange Act. Our records reflect that all reports that were required to be filed pursuant to Section 16(a) of the Exchange Act were filed on a timely basis.

REPORT OF AUDIT COMMITTEE

The audit committee of the board of directors has furnished the following report:

The audit committee assists the board of directors in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. This committee’s role and responsibilities are set forth in a charter adopted by the board of directors, which is available on our website at www.knoll.com. This committee reviews and reassesses our charter annually and recommends any changes to the board of directors for approval. The audit committee is responsible for overseeing our overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of our independent registered public accounting firm. In fulfilling its responsibilities for the financial statements for fiscal year 2007, the audit committee took the following actions:

•	Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2007 with management and Ernst & Young LLP, our independent registered public accounting firm;

•

Discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communication with Audit Committees); and

•

Received written disclosures and the letter from Ernst & Young LLP regarding its independence as required by Independence Standards Board Standard No. 1. The audit committee further discussed with Ernst & Young LLP their independence. The audit committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

Based on the audit committee’s review of the audited financial statements and discussions with management and Ernst & Young LLP, including meetings held without management present, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC.

Members of our audit committee

John F. Maypole (Chairman)

Stephen F. Fisher

Sarah E. Nash1

[1]

The foregoing Report of Audit Committee was approved prior to Ms. Nash’s appointment to the Audit Committee on March 14, 2008. At the time of approval, the audit committee consisted of Messrs. Maypole, Fisher and Terracciano. Mr. Terracciano subsequently resigned from the audit committee, effective March 17, 2008.

PROPOSAL 2—INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed Ernst & Young LLP, as our independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2008. The board of directors proposes that the stockholders ratify this appointment. Although ratification is not required, the board of directors is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. In the event the stockholders do not ratify the appointment, the appointment will be reconsidered by the audit committee, but the audit committee is not required to appoint another independent registered public accounting firm. Even if the selection is ratified, the audit committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the our company and our stockholders.

Ernst & Young LLP has audited our financial statements for the fiscal years ended December 31, 1996 through 2007. We expect that representatives of Ernst & Young LLP will be present at the Annual Meeting of Stockholders, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of our annual financial statements for the years ended December 31, 2007 and 2006, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	2007	2006
Audit Fees (1):	$1,436,392	$1,473,983
Audit-Related Fees (2):	27,250	84,236
Tax Fees:	0	0
All Other Fees:	0	0

Total	$1,463,642	$1,558,219

(1)	Audit Fees includes fees associated with the annual audit and statutory audits required internationally.
(2)	Audit-Related Fees consisted principally of fees related to employee benefit plans, fees related to acquisitions and fees related to SEC filings.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-audit Services of Independent Registered Public Accounting Firm

The audit committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm and pre-approving all audit and permitted non-audit services that may be performed by the independent registered public accounting firm. In recognition of this responsibility, the audit committee has pre-approved compensating Ernst & Young LLP for certain services that they may provide during 2008 based on the specific service or category of service. In addition, the audit committee has delegated authority to its Chairman, John F. Maypole, to approve additional compensation for appropriate miscellaneous services, subject to certain limits depending on the specific service or category of service. Any such approval would be reported to the audit committee at its next meeting.

For fiscal year 2007 and 2006, all audit and non-audit services described above were pre-approved by the audit committee.

The affirmative vote of a majority of the shares present or represented and entitled to vote at the Annual Meeting is required to ratify the audit committee’s appointment of the independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED IN FAVOR OF SUCH RATIFICATION UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.

OTHER MATTERS

The board of directors knows of no other business which will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

To be considered for inclusion in the proxy statement relating to our Annual Meeting of Stockholders to be held in 2009, your proposal must be received no later than November 26, 2008 pursuant to Rule 14a-8 of the Exchange Act. Any such proposal must comply with the proxy rules under the Exchange Act, including Rule 14a-8. To be considered for presentation at the Annual Meeting of Stockholders to be held in 2009, although not included in the proxy statement, proposals for nominations of directors must be made using the procedures set forth in our by-laws and received no earlier than January 31, 2009 and no later than March 1, 2009. Proposals (other than for nominations of directors) to be considered outside the Rule 14a-8 process at our Annual Meeting of Stockholders to be held in 2009, although not included in the proxy statement relating to such meeting, must be received by February 9, 2009, or such proposal will be considered untimely under Rule 14a-4(c) of the Exchange Act. If a proposal to be considered at our 2009 Annual Meeting of Stockholders is received after February 9, 2009, the proxies that management solicits for the meeting may exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. All stockholder proposals should be marked for the attention of our Corporate Secretary at Knoll, Inc., 1235 Water Street, East Greenville, Pennsylvania 18041.

By Order of the Board of Directors

Michael A. Pollner

Vice President, General Counsel and Secretary

East Greenville, Pennsylvania

March 25, 2008

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (other than exhibits thereto) filed with the SEC, which provides additional information about us, is available on our website at www.knoll.com and is available in paper form to beneficial owners of our common stock without charge upon written request to our Corporate Secretary at Knoll, Inc., 1235 Water Street, East Greenville, Pennsylvania 18041.

000004	000000000.000000 ext	000000000.000000 ext
MR A SAMPLE	000000000.000000 ext	000000000.000000 ext
DESIGNATION (IF ANY)	000000000.000000 ext	000000000.000000 ext
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

Ú PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Andrew B. Cogan	☐	☐	02 - Stephen F. Fisher	☐	☐	03 - Sarah E. Nash	☐	☐

To elect three directors to hold office for a term ending at the 2011 Annual Meeting of Stockholders, or thereafter in each case when their respective successors are elected and qualified.

	For	Against	Abstain

2. To ratify selection of Ernst & Young LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2008.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.                        Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

■	C 1234567890 J N T 3 1 B V 0 1 7 0 5 7 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+

<STOCK#>	00V6TB

Ú PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

Proxy — Knoll, Inc.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF KNOLL, INC.

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 30, 2008

The undersigned hereby appoints Barry L. McCabe and Michael A. Pollner, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Knoll, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Knoll, Inc. to be held at the offices of Knoll, Inc. at 76 Ninth Avenue, 11th Floor, New York, New York 10011 on Wednesday, April 30, 2008 at 9 a.m. (local time) and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON APRIL 30, 2008:

The proxy statement and annual report to stockholders are available at www.edocumentview.com/KNL.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)